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PROSPECTUS SUPPLEMENT
BASE PROSPECTUS

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-107609, 333-107609-01, 333-107609-02, 333-107609-03, 333-107609-04, 333-107609-05

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 8, 2003)

Pacific Energy Partners, L.P.

4,550,000 Common Units

Representing Limited Partner Interests

We are offering to sell 4,550,000 common units. Our common units are listed on the New York Stock Exchange under the symbol "PPX." The last reported sale price of our common units on the NYSE on September 8, 2005, was $32.00 per common unit.

Investing in our common units involves risks. "Risk Factors" begin on page S-20 of this prospectus supplement and on page 3 of the accompanying prospectus.

	Per Common Unit	Total
Public Offering Price	$32.00	$145,600,000
Underwriting Discount	$1.36	$6,188,000
Proceeds to Pacific Energy Partners, L.P. before expenses	$30.64	$139,412,000

We have granted the underwriters a 30-day option to purchase up to 682,500 additional common units from us on the same terms and conditions as set forth above if the underwriters sell more than the 4,550,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common units on or about September 14, 2005.

Joint Book-Running Managers
LEHMAN BROTHERS	CITIGROUP

UBS INVESTMENT BANK	WACHOVIA SECURITIES
A.G. EDWARDS
RBC CAPITAL MARKETS
RAYMOND JAMES
KEYBANC CAPITAL MARKETS

September 8, 2005

SOUTHERN CALIFORNIA PIPELINES & TERMINALS
CALIFORNIA
BAKERSFIELD
EMIDIO
KELLEY
LOS ANGELES
10
DOMINGUEZ HILLS
ALAMITOS
LONG BEACH
HUNTINGTON BEACH
NORTH
(NOT TO SCALE)
Line 2000 System
Line 63 System
PT System
PMT System
Third Party Pipeline
Number of Refineries
Initiating Pump Station
Delivery Station
Storage Terminal
Third Party Marine Dock
ROCKY MOUNTAIN BUSINESS UNIT & WEST PIPELINE SYSTEM (PENDING)
EDMONTON
SUNDRE
ALBERTA
CUTBANK
MONTANA
BILLINGS
WYOMING
CASPER
RAPID CITY
SOUTH DAKOTA
SALT LAKE CITY
FT. LARAMIE
GUERNSEY
NEBRASKA
CHEYENNE
RANGELY
UTAH
DENVER
COLORADO
COLORADO SPRINGS
NORTH
(NOT TO SCALE)
Rangeland Pipeline
Western Corridor
Salt Lake City Core
Frontier Pipeline
West Pipeline System (Pending)
Third Party Pipeline
Number of Refineries
Initiating Pump Station
Delivery Station
Storage Terminal
NORTHERN CALIFORNIA TERMINALS (PENDING)
CALIFORNIA
MARTINEZ
RICHMOND
CONCORD
OAKLAND
SAN FRANCISCO
SAN JOSE
NORTH
(NOT TO SCALE)
Shell Crude Pipeline
Pacific System
Kinder Morgan Pipelines
Number of Refineries
Kinder Morgan Station
Storage Terminal
Marine Dock
EAST COAST TERMINALS (PENDING)
PENNSYLVANIA
SCHUYLKILL RIVER
DELAWARE RIVER
NORTH PHILADELPHIA
SOUTH PHILADELPHIA
NEW JERSEY
PAULSBORO
DELAWARE
FROM TEXAS
NORTH
(NOT TO SCALE)
Sun Pipeline
Buckeye Pipeline
Colonial Pipeline
Number of Refineries
Storage Terminal
Marine Dock

        This document is in two parts. The first part is this prospectus supplement, which describes our business and the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
Summary
Risk Factors
Use of Proceeds
Capitalization
Price Range of Common Units and Distributions
Management
Tax Considerations
Underwriting
Legal Matters
Experts
Where You Can Find More Information
PROSPECTUS DATED AUGUST 8, 2003
About This Prospectus
Pacific Energy Partners, L.P.
The Subsidiary Guarantors
Risk Factors
Where You Can Find More Information
Forward-Looking Statements and Associated Risks
Use of Proceeds
Ratios of Earnings to Fixed Charges
Description of Debt Securities
Description of Our Common Units
Description of Our Partnership Agreement
Cash Distributions
Material Tax Consequences
Investment In Us By Employee Benefit Plans
Selling Unitholder
Plan of Distribution
Legal Matters
Experts

For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, the terms "Pacific Energy Partners," "us," "we," "our," or "ours" are sometimes used as abbreviated references to Pacific Energy Partners, L.P. itself or Pacific Energy Partners, L.P. and its consolidated subsidiaries. References to "our General Partner" in this prospectus supplement and the accompanying prospectus refer to Pacific Energy GP, Inc. prior to March 3, 2005 and from and after March 3, 2005, to Pacific Energy GP, LP and/or Pacific Energy Management LLC, the general partner of Pacific Energy GP, LP, as appropriate.

i

SUMMARY

        You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to understand fully our business and the terms of our common units, as well as the tax and other considerations that are important to you in making your investment decision. You should pay special attention to the "Risk Factors" section beginning on page S-20 of this prospectus supplement and on page 3 of the accompanying prospectus to determine whether an investment in our common units is appropriate for you. Unless otherwise specifically stated, the information presented in this prospectus supplement assumes that the underwriters have not exercised their option to purchase additional common units. Unless otherwise specifically stated, all references to "dollars" or "$" in this prospectus supplement refer to United States dollars.

PACIFIC ENERGY PARTNERS, L.P.

        We are a publicly traded Delaware limited partnership engaged principally in the business of gathering, transporting, storing and distributing crude oil and related products in California and the Rocky Mountain region, which includes Alberta, Canada. We generate revenue primarily by charging tariff rates for transporting crude oil and related products on our pipelines and by leasing tank storage capacity. We also buy, blend and sell crude oil, activities that are generally complementary to our pipeline transportation business. We operate primarily in California, Colorado, Montana, Wyoming and Utah in the United States and in Alberta, Canada and conduct our business through two strategic business units: the West Coast Business Unit and the Rocky Mountain Business Unit. On July 1, 2005, one of our wholly owned subsidiaries agreed to acquire certain terminal assets in the San Francisco, California and Philadelphia, Pennsylvania areas, and a refined products pipeline system in the U.S. Rocky Mountains. See "Recent Developments—Acquisition of Valero Assets." For the year ended December 31, 2004, we had net revenues of $181.4 million, net income of $35.7 million and EBITDA of $79.4 million and for the six months ended June 30, 2005, we had net revenues of $102.0 million, net income of $15.6 million and EBITDA of $40.9 million. For a discussion of EBITDA, please see "Discussion of Non-GAAP Financial Measures" on page S-18. For a reconciliation of EBITDA to net income, please see note (11) on page S-17.

West Coast Business Unit

        Our West Coast Business Unit is located in California and includes the only common carrier pipelines that deliver crude oil produced in California's San Joaquin Valley and the two primary California Outer Continental Shelf ("OCS") producing fields, Point Arguello and the Santa Ynez Unit, to refineries and terminal facilities in the Los Angeles Basin and in Bakersfield. It also includes a proprietary crude oil gathering and blending operation in the San Joaquin Valley, as well as an oil storage and distribution system servicing the Los Angeles Basin, which we believe strategically positions us to benefit from the projected increase in marine imports of crude oil into this region. Our West Coast Business Unit is headquartered in Long Beach, California, with a field office in Bakersfield.

        Our West Coast Business Unit is comprised of the following assets, all of which we operate and own 100%:

        Line 2000:    Line 2000 is an intrastate common carrier crude oil pipeline that consists of a 130-mile, insulated trunk pipeline with a permitted throughput capacity of 130,000 barrels per day ("bpd") that transports crude oil produced in the San Joaquin Valley and California OCS to refineries and terminal facilities in the Los Angeles Basin.

        The Line 63 System:    The Line 63 system is an intrastate common carrier crude oil pipeline system that consists of a 107-mile trunk pipeline with a throughput capacity of approximately 105,000 bpd that transports crude oil from the San Joaquin Valley to Los Angeles, 60 miles of distribution pipelines, 156 miles of gathering pipelines, and 22 storage tanks with a total of approximately 1.2 million barrels of storage capacity. Most of these storage assets are located in the San Joaquin Valley and are primarily used to facilitate the transportation of crude oil on our pipelines.

        Pacific Terminals Storage and Distribution System:    The Pacific Terminals storage and distribution system is a crude oil storage and pipeline distribution system located in the Los Angeles Basin that consists of 70 miles of distribution pipelines in active service and 34 storage tanks with a total of approximately 9.0 million barrels of storage capacity. Of this total, approximately 6.7 million barrels are in active commercial service, 0.5 million barrels are used primarily for throughput to other storage tanks and do not generate revenue independently, approximately 1.5 million barrels are idle but could be reconditioned and brought into service, and approximately 0.5 million barrels are in displacement oil service.

        PMT Gathering and Blending System:    The PMT gathering and blending system is a proprietary crude oil pipeline system located in the San Joaquin Valley that consists of 103 miles of gathering pipelines and six storage and blending facilities with a total of approximately 0.3 million barrels of storage capacity and up to 51,000 bpd of blending capacity. The PMT gathering and blending system is interconnected to our Line 63 system. Our subsidiary Pacific Marketing and Transportation LLC uses the PMT Gathering and Blending System in connection with its crude oil buying, blending and selling activities, which are generally complementary to our pipeline transportation business.

Rocky Mountain Business Unit

        Our Rocky Mountain Business Unit consists of various interests in pipelines that transport crude oil produced in Canada and the U.S. Rocky Mountain region to refineries in Montana, Wyoming, Colorado and Utah. We deliver crude oil to these refineries directly through our pipelines or indirectly through connections with third-party pipelines. Our Rocky Mountain Business Unit is headquartered in Denver, Colorado with an operations and marketing office in Calgary, Alberta. We currently have five field offices in Wyoming and three in Alberta, Canada.

        Our Rocky Mountain Business Unit is comprised of the following assets, which form an integrated pipeline network:

        Rangeland System:    The Rangeland system includes the Rangeland pipeline and the Mid Alberta Pipeline ("MAPL pipeline"). The MAPL pipeline is a 138-mile proprietary pipeline with a throughput capacity of approximately 50,000 bpd if transporting light crude oil. The MAPL pipeline originates in Edmonton, Alberta and terminates in Sundre, Alberta where it connects to the Rangeland pipeline. The Rangeland pipeline is a proprietary pipeline system that consists of approximately 800 miles of gathering and trunk pipelines and is capable of transporting crude oil, condensate and butane either north to Edmonton, Alberta via third-party pipeline connections or south to the U.S./Canadian border near Cutbank, Montana where it connects to the Western Corridor system. The trunk pipeline from Sundre, Alberta to the U.S./Canadian border consists of approximately 250 miles of trunk pipelines and has a current throughput capacity of approximately 85,000 bpd if transporting light crude oil. The trunk system from Sundre, Alberta north to Rimbey, Alberta is a bi-directional system that consists of three parallel trunk pipelines: a 56-mile pipeline for low sulfur crude oil, a 63-mile pipeline for high sulfur crude oil, and a 56-mile pipeline for condensate and butane.

        Western Corridor System:    The Western Corridor system is an interstate and intrastate common carrier crude oil pipeline system that consists of 1,012 miles of pipelines extending from dual origination points at the U.S./Canadian border near Cutbank, Montana, where it receives deliveries from the Rangeland pipeline, and at Cutbank, Montana, where it receives deliveries from Cenex pipeline, and terminating at Guernsey, Wyoming with connections in Wyoming to Frontier pipeline, Suncor pipeline, Platte pipeline and our Salt Lake City Core system. The Western Corridor system consists of three contiguous trunk pipelines: Glacier pipeline, Beartooth pipeline and Big Horn pipeline. We own various undivided interests in each of these three pipelines, which give us rights to a specified portion of each pipeline's throughput capacity. Glacier and Beartooth pipelines provide us with approximately 25,000 bpd of throughput capacity from the U.S./Canadian border to Elk Basin, Wyoming. Big Horn pipeline provides us with approximately 33,900 bpd of throughput capacity from Elk Basin, Wyoming to Guernsey, Wyoming. We operate the Beartooth and Big Horn pipelines. Conoco Pipe Line Company owns the remaining undivided interests in each pipeline and operates Glacier pipeline. We also own various undivided interests in 22 storage tanks that provide us with a total of approximately 1.3 million barrels of storage capacity.

        Salt Lake City Core System:    The Salt Lake City Core system is an interstate and intrastate common carrier crude oil pipeline system that consists of 955 miles of trunk pipelines with a combined throughput capacity of approximately 114,000 bpd to Salt Lake City, 209 miles of gathering pipelines, and 32 storage tanks with a total of approximately 1.5 million barrels of storage capacity. This system originates in Ft. Laramie, Wyoming, receives deliveries from the Western Corridor system at Guernsey, Wyoming, and extends west to Wamsutter, Wyoming, where it divides, with a northern segment continuing west, eventually delivering to Salt Lake City, and a southern segment extending south to Rangely, Colorado, where it delivers to a ChevronTexaco pipeline that serves refineries in Salt Lake City. During 2004, of the 114,000 bpd delivery capacity into Salt Lake City, the northern segment delivered approximately 40,100 bpd and the southern segment delivered approximately 18,000 bpd. Also during 2004, 42,500 bpd were transported from Frontier/Evanston Station, Utah to Kimball Junction, Utah, 7,300 bpd were transported from Reno to Casper, Wyoming and 3,000 bpd from Reno to Guernsey, Wyoming. We operate and own 100% of the Salt Lake City Core system.

        Frontier Pipeline:    Frontier pipeline is an interstate common carrier crude oil pipeline that consists of a 289-mile trunk pipeline with a throughput capacity of approximately 62,200 bpd and three storage tanks with a total of approximately 274,000 barrels of storage capacity. Frontier pipeline originates in Casper, Wyoming, a hub for the distribution of crude oil produced in Canada and in the U.S. Rocky Mountain region, and receives deliveries from the Western Corridor system. Frontier pipeline also receives Canadian crude oil, including Canadian synthetic crude, via connections with Express pipeline and other connecting carriers in Casper, Wyoming. Frontier pipeline delivers crude oil into the Salt Lake City Core system for ultimate delivery into Salt Lake City. We operate Frontier pipeline and own a 22.22% partnership interest in Frontier Pipeline Company, a general partnership that owns Frontier pipeline. Enbridge, Inc. owns the remaining partnership interest in Frontier Pipeline Company.

Recent Developments

  Acquisition of Valero Assets

        Valero Acquisition.    On July 1, 2005, our wholly owned subsidiary, Pacific Energy Group LLC ("PEG"), entered into a Sale and Purchase Agreement (the "Asset Purchase Agreement") with three subsidiaries of Valero L.P., Support Terminals Operating Partnership, L.P., Kaneb Pipe Line Operating Partnership, L.P., and Shore Terminals LLC (the "Sellers"), pursuant to which PEG agreed to acquire certain refined products and crude oil terminal and pipeline assets and related liabilities (the "Valero Assets") from the Sellers for an aggregate purchase price of approximately $455 million. Valero L.P. is required to divest these assets pursuant to an order from the Federal Trade Commission in connection with its acquisition of the Kaneb group of companies.

        In addition, on July 1, 2005, we entered into a Guarantee Agreement with the Sellers, whereby we unconditionally and irrevocably guaranteed the punctual payment and performance of the obligations of PEG under the Asset Purchase Agreement and each other instrument and agreement executed and delivered or to be executed and delivered by PEG in connection with the Asset Purchase Agreement.

        The Valero Assets include:

  •
  West Coast terminals in the San Francisco, California area, specifically, the Martinez terminal and the Richmond terminal, which have approximately 3.9 million barrels of combined storage capacity currently available and an additional 0.2 million barrels of storage capacity under construction.

  •
  East Coast terminals in the Philadelphia, Pennsylvania area, specifically, the North Philadelphia terminal, the South Philadelphia terminal and the Paulsboro, New Jersey terminal, which have a combined storage capacity of approximately 3.1 million barrels.

  •
  West pipeline system in the U.S. Rocky Mountain region, which consists of 550 miles of refined products pipeline extending from Casper, Wyoming east to Rapid City, South Dakota and south to Colorado Springs, Colorado. The West pipeline system includes products terminals at Rapid City, South Dakota, Cheyenne, Wyoming, and Denver and Colorado Springs, Colorado with a combined storage capacity of approximately 1.7 million barrels.

        The closing of the acquisition of the Valero Assets is subject to the satisfaction of a number of conditions, including approval by the Federal Trade Commission and various state agencies. Closing is expected to occur in September or October, 2005.

        Consistent with our growth strategy, if we are able to complete the acquisition of the Valero Assets, it will allow us to expand our midstream asset base through a combination of strategic storage and pipeline facilities that will be accretive to our cash flow on a per unit basis and complementary to our existing business units, while providing increased diversification. The Valero Assets are high quality, fee-based assets in historically well-utilized transportation and terminaling locations. The strategic location of the assets will strengthen our core operations and provide us with additional long-term growth opportunities.

        We believe the acquisition of the Valero Assets fits our acquisition criteria because we expect it to:

  •
  Immediately provide enhanced cash flow to us and our unitholders, while also providing us with the opportunity for additional organic growth opportunities;

  •
  Expand our market position in California through the acquisition of the Martinez and Richmond terminals, and complement our Rocky Mountain Business Unit through the acquisition of the West pipeline system; and

  •
  Allow us to achieve greater diversification, both geographically by expanding into Northern California and the Northeastern United States, and in commodity type, by expanding into the refined products segment.

        Financing.    We intend to finance the aggregate purchase price for the Valero Assets, including working capital and transaction costs, with:

  •
  the net proceeds of this offering and the related capital contribution of our General Partner;

  •
  borrowings under the New Credit Facility (see "—New Credit Facilities" below) and other debt financing; and

  •
  the net proceeds from a private sale of 4,300,000 common units to certain institutional investors and the related capital contribution of our General Partner (see "—Equity Commitments" below).

  New Credit Facilities

        In connection with our anticipated acquisition of the Valero Assets, we have received $700 million in financing commitments from Bank of America, N.A. and Lehman Commercial Paper Inc., an

affiliate of Lehman Brothers Inc., one of the underwriters in this offering. These commitments include a new five-year $400 million senior secured revolving credit facility (the "New Credit Facility"), and a new $300 million 364-day senior secured term credit facility (the "364-Day Facility").

        We do not intend to borrow from the 364-Day Facility, and will do so only if we are unable to complete the private sale of common units prior to the acquisition of the Valero Assets. We may cancel the 364-Day Facility at any time prior to the close of the acquisition of the Valero Assets.

  Equity Commitments

        We have entered into a Common Unit Purchase Agreement, dated as of August 9, 2005 (the "Common Unit Purchase Agreement"), with certain institutional investors, pursuant to which we have agreed to sell 4,300,000 common units to such institutional investors for net proceeds (net of commitment and other fees) of approximately $129.2 million at the closing of the acquisition of the Valero Assets, subject to a downward purchase price adjustment if closing is delayed beyond the record date in respect of the distribution to our common unitholders for the third quarter of 2005 (the "Equity Commitments"). The closing of the sale of common units pursuant to the Common Unit Purchase Agreement is conditioned upon the consummation of the acquisition of the Valero Assets. The Common Unit Purchase Agreement will automatically terminate on January 15, 2006 if we have not consummated the acquisition of the Valero Assets. We have paid the institutional investors a 1% commitment fee in connection with this transaction. Lehman Brothers Inc., which is an affiliate of our General Partner and an underwriter in this offering, will also receive a fee in connection with the Equity Commitments.

  Sale of The Anschutz Corporation's Interest in Us

        On March 3, 2005, The Anschutz Corporation completed the sale of its 36.5% interest in us to LB Pacific, LP ("LBP"), an entity affiliated with Lehman Brothers Inc., one of the underwriters in this offering. The acquisition by LBP (the "LB Acquisition") included the purchase of a 100% ownership interest in Pacific Energy GP, Inc. (predecessor of Pacific Energy GP, LP), which owned (i) a 2% general partner interest in us, (ii) the incentive distribution rights, and (iii) 10,465,000 subordinated units representing a 34.5% limited partner interest in us. Immediately prior to the closing of the LB Acquisition, Pacific Energy GP, Inc. was converted to Pacific Energy GP, LLC, a Delaware limited liability company; and immediately after the closing of the LB Acquisition, Pacific Energy GP, LLC was converted to Pacific Energy GP, LP, a Delaware limited partnership. The general partner of Pacific Energy GP, LP is Pacific Energy Management LLC ("PEM"), a Delaware limited liability company, which is 100% owned by LBP. Immediately following the closing of the LB Acquisition, our General Partner distributed its 10,465,000 subordinated units to LBP. Subsequently, an affiliate of Lehman Brothers Inc. sold approximately 30% of its interest in LBP to an affiliate of First Reserve Corporation ("FRC").

        In connection with the conversion of our General Partner to a limited partnership, our General Partner ceased to have a board of directors, and is now managed by its general partner, PEM. PEM has a board of directors (the "Board of Directors" or "Board") that manages the business and affairs of our General Partner and us. The Board of Directors is now comprised of six of the directors who served on the Board of Directors of Pacific Energy GP, Inc., prior to the LB Acquisition, together with four directors appointed by LBP, one of which was designated by FRC. All of the officers and employees of Pacific Energy GP, Inc. are now in identical positions with PEM, and the Board established the same committees as had been maintained by Pacific Energy GP, Inc. prior to the LB Acquisition. PEM also adopted Pacific Energy GP, Inc.'s governance guidelines and its compensation structure and employee benefits plans and policies. For more information with respect to our management and the Board of Directors, please read "Management."

  Line 63 Crude Oil Release

        On March 23, 2005, a release of approximately 3,400 barrels of crude oil occurred on Line 63 when it was severed as a result of a landslide induced by heavy rainfall in the Pyramid Lake area of Los Angeles County. Over the period March 2005 through March 2006, we expect to incur an estimated total of $15.0 million before insurance reimbursement for oil containment and clean-up of the impacted areas, future monitoring costs, potential third-party claims and penalties, and other costs, excluding pipeline repair costs. Through June 30, 2005, we had incurred approximately $11.5 million of the total expected oil release costs for work performed through such date.

        We have a pollution liability insurance policy with a $2.0 million deductible, and the insurance carrier has acknowledged coverage of the incident and is processing and paying invoices related to the clean-up. Although we believe we are entitled, subject to the $2.0 million deductible, to recover substantially all of our clean-up costs and third-party claims associated with the release, there is no absolute assurance that this will be the case. As of June 30, 2005, we have recovered $6.3 million from insurance and accrued a receivable of $6.7 million for insurance receipts we deem probable.

        We recorded $2.0 million in net costs in "Line 63 oil release costs" in our condensed consolidated statements of income for the six months ended June 30, 2005. The $2.0 million net oil release costs consist of $15.0 million of accrued costs relating to the release, net of insurance recovery of $6.3 million and accrued insurance receipts of $6.7 million.

        On April 18, 2005, we received the necessary approvals to begin the repair of Line 63, and on April 25, 2005, Line 63 was returned to operation. During the time the pipeline was out of service, we transferred significant volumes of light crude oil, on a temporary basis, from Line 63 to Line 2000, to mitigate the impact on customers and limit the potential loss of revenue. We also asked our customers to shift volumes of OCS crude oil from Line 63 to Line 2000. We expect the permanent repair of Line 63 to be complete in the third quarter of 2005. We expensed $0.6 million for the repair of Line 63 in the second quarter of 2005, and expect to incur $1.2 million of Line 63 capital improvements in future periods.

        On July 21, 2005, the California Public Utilities Commission ("CPUC") approved our request to implement a temporary surcharge of $0.10 per barrel on our Line 63 long-haul tariff rates to recover our costs relating to this release together with other costs incurred or to be incurred as a result of problems caused by rain-induced earth movement and stream erosion. The surcharge was effective on August 1, 2005. We are required under the terms of the CPUC decision that approved the surcharge to substantiate in subsequent filings with the CPUC the actual costs incurred by us as a result of the Line 63 damage and our entitlement to the surcharge amounts received by us.

        The foregoing estimates are based on facts known at the time of estimation and our assessment of the ultimate outcome. As new information becomes available in future periods, we may change our recovery estimates.

  Pier 400

        We are endeavoring to develop a deepwater petroleum import terminal at Pier 400 and Terminal Island in the Port of Los Angeles ("POLA") to handle marine receipts of crude oil and refinery feedstocks. As currently envisioned, the project would include a deep water berth, high capacity transfer infrastructure and storage tanks, with a pipeline distribution system that would connect to various customers, some directly, and some through our Pacific Terminals storage and distribution system. We would construct the transfer infrastructure, including a large diameter pipeline system for receiving bulk petroleum liquids from marine vessels, and the storage tanks. If successful, this project would allow us to participate in the Los Angeles basin marine import business, which is growing as a result of a decline in both California production and imports from Alaska.

        We initiated the environmental review and permitting for the Pier 400 project in June 2004 and expect to have the permits necessary for construction to begin in mid-2006. We entered into a project development agreement with two subsidiaries of Valero Energy Corporation that defines the facilities that we are to construct in the POLA. We and Valero Energy Corporation have also entered into a terminaling services agreement with a 30-year, 50,000 bpd volume commitment from Valero Energy Corporation to support the terminal. These agreements are subject to the satisfaction of various conditions, including the execution of additional project related agreements and the achievement of certain milestones, some of which have not been satisfied. We are negotiating these additional agreements and an extension of the project milestones with Valero Energy Corporation, and we expect to reach an agreement.

        Final construction of the Pier 400 project is subject to the completion of a land lease agreement with the POLA, receipt of environmental permits and other approvals, securing additional customer commitments, updating engineering and project cost estimates, ongoing feasibility evaluation, and financing. A final decision to proceed is expected to be made in the first quarter of 2006. We expect construction of the Pier 400 terminal to be completed and placed in service in late 2007.

        We have capitalized approximately $12.7 million on the Pier 400 project through June 30, 2005, including $2.2 million for the six months ended June 30, 2005. These expenditures include $6.3 million for emission reduction credits, an asset that is re-saleable if the project does not proceed. We are funding pre-construction costs through mid-2006 from our revolving credit facility. We have not yet finalized our financing plan for this project; however, construction of the Pier 400 terminal will likely be financed through a combination of debt and proceeds from the issuance of additional partnership units, including common units.

  Hurricane Katrina

        Neither our existing assets nor the Valero Assets are located in the Gulf Coast and therefore were not directly affected by Hurricane Katrina. However, we may be adversely affected in the future by supply disruptions for refined products resulting from the hurricane. The hurricane has at least temporarily shut down a significant portion of Gulf Coast refining capacity, which may reduce the supply of refined products and increase the costs of refined products.

Business Strategy

        Our principal business objective is to achieve sustainable long-term growth of cash distributions to our unitholders by being a leading provider of pipeline transportation, storage and other midstream services to the North American energy industry. We strive to operate safely, protecting the environment and the communities in which we operate, while maintaining the operational integrity of our facilities. We seek to realize our business objective by executing the following strategies:

        Leverage our strategic position in core market areas to maximize throughput on our pipelines and utilization of our storage facilities.    As the owner and operator of the only two common carrier crude oil pipelines transporting crude oil produced in the San Joaquin Valley and in the two primary California OCS producing fields to the Los Angeles Basin and to Bakersfield, we believe we are well positioned to capitalize on the changing and growing needs of the refineries that serve California, the largest gasoline market in the United States. We continually seek opportunities to increase the crude oil throughput on our pipelines, to maximize the utilization of our storage facilities and to increase the capacity of our storage facilities. We believe that the strategic position of our California pipelines and storage facilities creates other development opportunities that will help us maintain and increase cash flows.

        Our Rocky Mountain pipelines also serve major markets in the U.S. Rocky Mountain region, which continue to have a growing population and an increasing demand for refined products. The

Rocky Mountain pipeline network is strategically situated to take advantage of increasing production of synthetic crude oil in Canada and growing demand for refined products in Salt Lake City and throughout the U.S. Rocky Mountain region. We believe crude oil throughput on our pipelines and our revenue will increase as refinery demand in the region continues to grow and imports of Canadian crude oil, including synthetic crude oil, replace declining crude oil production in the U.S. Rocky Mountain region. With the acquisition in 2004 of the Rangeland and MAPL pipelines in Alberta, we now have an integrated pipeline corridor from Edmonton, Alberta, a primary oil hub, to the major refining centers in the U.S. Rocky Mountain region.

        The Valero Assets are also located in highly desirable locales for refined product demand. Both the Martinez and Richmond terminals are located in the growing San Francisco Bay area and are well positioned to participate in the increasing imports of refined products, feedstocks and ethanol, and in the case of the Martinez terminal, crude oil. The East Coast terminals are located in the densely populated Philadelphia, Pennsylvania area and are connected to the Colonial and Sun pipelines, two of the major transporters of refined products to the Northeastern region of the United States. The Paulsboro, New Jersey terminal is located on the Delaware River, with excellent deepwater access to accommodate vessels up to 100,000 deadweight tons.

        Control our operating and capital costs while maintaining the safety and operational integrity of our assets.    We focus on managing our operating and sustaining capital costs, while fulfilling our responsibility to maintain the operational integrity of our assets in order to operate safely, and to protect the environment, our employees, and the communities in which we operate.

        Pursue strategic and accretive acquisitions and new development projects that enhance and expand our core business.    We intend to pursue acquisitions of additional midstream assets, including pipelines and storage and terminal facilities that are accretive to our cash flow and complement our existing business, with an emphasis on opportunities where supply and demand imbalances exist or where demand is not being met. We believe midstream assets will continue to be available for purchase as the major integrated energy companies divest noncore assets. We have three principal objectives in pursuing acquisitions:

  •
  provide for long-term growth in our cash distributions on a per unit basis;

  •
  strengthen and enhance our existing business units; and

  •
  expand outside our existing business units into the refined products and natural gas transportation and storage segments of the energy industry.

        We will also seek to capitalize on our experience in the development and construction of new midstream projects that are complementary to our core market assets.

        We have been successful in the execution of this strategy of acquisition and development and believe our acquisition history, reputation and project development experience will provide us with attractive opportunities in the future. The following transactions and activities demonstrate our experience in acquisition and development:

  •
  in February 1999, we completed the construction of Line 2000 at a cost of approximately $275 million;

  •
  in May 1999, we acquired the Line 63 system in exchange for an interest in Pacific Pipeline System LLC ("PPS");

  •
  in June 2001, we acquired the ownership interest in PPS that was held by a third party, increasing our ownership interest in PPS to 100%, for approximately $47 million;

  •
  in June 2001, we acquired the Pacific Marketing and Transportation LLC ("PMT") gathering and blending system for approximately $14 million;

  •
  in December 2001, we acquired an additional 9.72% partnership interest in Frontier for approximately $9 million, increasing our ownership interest to 22.22% from 12.5%;

  •
  in March 2002, we acquired the Western Corridor and Salt Lake City Core systems for approximately $107 million;

  •
  in July 2003, we acquired the Pacific Terminals storage and distribution system for approximately $173 million;

  •
  in February 2004, we completed a feasibility study and commenced the development phase of our Pier 400 project;

  •
  in May 2004, we acquired the Rangeland pipeline system for approximately $118 million;

  •
  in June 2004, we acquired the MAPL pipeline for approximately $27 million; and

  •
  in July 2005, we entered into the Asset Purchase Agreement with the Sellers to acquire the Valero Assets for approximately $455 million.

        Minimize our exposure to commodity price volatility.    We have historically managed our business to minimize our direct exposure to volatile commodity prices. We believe this strategy of minimizing our exposure to commodity price volatility will continue to enhance our ability to generate stable cash flow.

        We do not take title to the crude oil we transport on our pipelines and store in our storage facilities, except with respect to our crude oil buying, gathering, blending and selling activities in California, and to a lesser extent other areas, which, in the aggregate, currently represent a small percentage of net revenue, and for purchases in connection with the operation of the Rangeland system in Canada. The Rangeland system operates as a proprietary system and, accordingly, we take title to the crude oil, condensate and butane that is gathered and transported on it. However, over 90% of the purchase contracts have concurrent sales contracts with the same counterparty and only a net payment is made to settle the monthly activity, thereby minimizing commodity price and credit risks. The contracts associated with the Valero Assets are all fee-based.

Competitive Strengths

        We believe our business strategy is underpinned by the following competitive strengths:

        Strategically located storage and pipeline assets.    Our assets are located in strategically desirable locations and are well positioned to capitalize on the changing and growing demand for crude oil, refinery blend stocks, and finished products. In California, we own significant independent storage capacity and an extensive pipeline distribution system in the Los Angeles Basin. In addition, we own the only two common carrier crude oil pipelines in the state delivering crude oil produced in the San Joaquin Valley and the two primary California OCS producing fields to refineries in the Los Angeles Basin and in Bakersfield. In the Rocky Mountain region, our integrated pipeline network is strategically situated to capitalize on growing supplies of Canadian crude oil, including synthetic crude oils, to satisfy increasing regional demand growth. Our system footprint solidifies our market position, as supplies of Canadian crude oil currently can only be delivered by pipeline to Salt Lake City refineries through Frontier pipeline and our Salt Lake City Core system.

        Unique capability of Line 2000 to transport heavy crude oil without re-heating or diluting it.     Line 2000 is the only pipeline capable of transporting heavy crude oil produced in the San Joaquin Valley to refineries in the Los Angeles Basin without re-heating or diluting it. In 2004, approximately 76% of the crude oil produced in the San Joaquin Valley was heavy crude oil.

        Pipeline and storage systems with a high degree of operational flexibility.    We are able to sequentially batch multiple grades of crude oil on and transfer volumes between our pipelines. This operational flexibility allows us to maximize efficiencies in transporting crude oil for our customers and to maintain high capacity utilization in changing market environments. Additionally, Line 2000 is connected to our Pacific Terminals storage and distribution system. Combined with the distribution network of the Line 63 system, these storage facilities effectively operate as an extension of the local area refineries' operations.

        Growth opportunities provided by recent and pending acquisitions and ongoing development projects.    The Valero Assets are situated in highly desirable locations with strong refined products demand growth. Both the Martinez and Richmond, California terminals are the predominant independent terminals in the San Francisco Bay area and are well positioned to capitalize on increasing imports of crude oil and refined petroleum products. The combined storage capacity of the Philadelphia, Pennsylvania and Paulsboro, New Jersey terminals will position us as one of the largest independent terminal operators in the local region, able to serve the needs of various refiners, marketers, and end-users. The West pipeline system plays a niche role in supplying refined products to fast growing Rocky Mountain demand centers.

        Through the acquisition of the Rangeland system, we have established our Canadian presence and have created a strategically integrated pipeline corridor from Edmonton, Alberta to Casper and Fort Laramie, Wyoming, and Salt Lake City, Utah. This strategic network allows us to benefit from the projected increase in imports of Canadian crude oil, including synthetic crude oil. Our continued expansion of our Salt Lake City Core system enables greater deliveries of light and heavy crude oil into the local market to satisfy increasing demand. Likewise, the Pacific Terminals storage and distribution system positions us to capitalize on the projected growth of marine imports of foreign crude oil into the Los Angeles Basin. If we successfully complete the Pier 400 terminal, it will further enhance our ability to capitalize on the projected growth of marine imports of foreign crude oil.

        Experienced management team.    Our management team has significant expertise in all aspects of the crude oil and refined products midstream business, including considerable experience in various complex operating and regulatory environments such as California, the Rocky Mountain region, and the Northeast. We believe our management team's experience, coupled with its strong, long-standing relationships within the energy industry, will enable us to grow our assets successfully through acquisition and internal expansion.

PARTNERSHIP STRUCTURE AND MANAGEMENT

        We are managed by our General Partner, which is a wholly owned subsidiary of LBP, which is owned approximately 70% by affiliates of Lehman Brothers Inc., an underwriter in this offering, and approximately 30% by an affiliate of FRC.

        Our General Partner is managed by its general partner, PEM, which is 100% owned by LBP. Thus, the Board of Directors of PEM indirectly manages the business and affairs of our General Partner and us.

        We hold a 100% ownership interest in PEG, whose 100% owned subsidiaries consist of: (i) Pacific Pipeline System LLC ("PPS"), owner of Line 2000 and the Line 63 system, (ii) Pacific Terminals LLC ("PT"), owner of the Pacific Terminals storage and distribution system, (iii) Pacific Marketing and Transportation LLC ("PMT"), owner of the PMT gathering and blending system, (iv) Pacific Atlantic Terminals LLC ("PAT"), which was formed for the purpose of acquiring the California and East Coast terminal assets we expect to purchase from the Sellers, (v) Rocky Mountain Pipeline System LLC ("RMPS"), owner of the Western Corridor and the Salt Lake City Core systems and which will acquire the West pipeline system, and (vi) Ranch Pipeline LLC ("RPL"), the owner of a 22.22% partnership interest in Frontier Pipeline Company ("Frontier"), a Wyoming general partnership.

        We hold a 100% ownership interest in PEG Canada GP LLC, the general partner of PEG Canada, L.P., ("PEG Canada"), the holding company of our Canadian subsidiaries. We own 100% of the limited and general partner interests in PEG Canada, whose 100% owned subsidiaries consist of (i) Rangeland Pipeline Company, which owns 100% of Aurora Pipeline Company Ltd. ("APC"), and a partnership interest in Rangeland Pipeline Partnership ("RPP"), (ii) Rangeland Northern Pipeline Company, which owns the remaining partnership interest in RPP, and (iii) Rangeland Marketing Company. RPP owns all of the assets that make up the Rangeland pipeline system except the Aurora pipeline, which is owned by APC.

        We own 100% of Pacific Energy Finance Corporation. Pacific Energy Finance Corporation was organized for the sole purpose of co-issuing our 7 1/8% senior notes due 2014.

        Our General Partner does not receive any management fee or other compensation in connection with its management of our business but is entitled to reimbursement for all direct and indirect expenses incurred on our behalf.

        Our principal executive offices are located at 5900 Cherry Avenue, Long Beach, California 90805-4408, and our phone number is (562) 728-2800.

        The chart on the following page shows our organization and ownership as of the date of this prospectus supplement, after giving effect to this offering and the conversion of 2,616,250 of our subordinated units into common units on August 12, 2005. See "Recent Developments—Acquisition of Valero Assets" above.

Partnership Structure

Affiliates of Lehman Brothers, Inc.
An Affiliate of First Reserve Corporation
69.9%
LB Pacific GP, LLC
30.1%
69.8% LP Interest
0.1% GP Interest
30.1% LP Interest
Public Investors
LB Pacific, LP
100%
Pacific Energy Management LLC
Common Units
7.5% LP Interest (1) (2)
Subordinated Units
22.4% LP Interest (1) (2)
99.9% LP Interest
0.1% GP Interest
Common Units
68.1% LP Interest (1)
Pacific Energy GP, LP (General Partner)
2% GP Interest and Incentive Distribution Rights
Pacific Energy Partners, L.P. (the Partnership) (NYSE: PPX)
100%
100%
100%
99.999% LP Interest
PEG Canada GP LLC
Pacific Energy Finance Corporation
0.001% GP Interest
Pacific Energy Group LLC
PEG Canada, L.P.
US SUBSIDIARIES
Pacific Pipeline System LLC
Pacific Terminals LLC
Pacific Marketing and Transportation LLC
Pacific Atlantic Terminals LLC
Rocky Mountain Pipeline System LLC
Ranch Pipeline LLC
CANADIAN SUBSIDIARIES
Rangeland Pipeline Company
Rangeland Northern Pipeline Company
Rangeland Pipeline Partnership
Rangeland Marketing Company
Aurora Pipeline Company Ltd
For the ownership interest percentages above
LP = Limited Partner
GP = General Partner

(1) Pro forma for the issuance of approximately 4,550,000 common units in connection with this offering, which excludes the underwriter's option to purchase additional common units, and excluding 4,300,000 common units to be issued in connection with the Equity Commitments.

(2) Reflects the conversion of 2,616,250 subordinated units into common units on August 12, 2005.

THE OFFERING

Common units we are offering	4,550,000 common units; 5,232,500 common units if the underwriters exercise their option to purchase additional common units.
Units outstanding after this offering	26,466,431 common units and 7,848,750 subordinated units if the underwriters do not exercise their option to purchase additional common units.
27,148,931 common units and 7,848,750 subordinated units if the underwriters exercise their option to purchase additional common units.
Use of proceeds
The net proceeds from this offering will be approximately $139.0 million after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds of this offering, together with our General Partner's capital contribution related to this offering, to fund a portion of the approximately $455 million purchase price of the Valero Assets. Pending such use, we intend to use a portion of such funds to temporarily reduce borrowings ($106 million outstanding principal balance as of June 30, 2005) under our existing credit facilities. We intend to temporarily invest the balance of such funds in short-term liquid investments. We intend to fund the balance of the purchase price of the Valero Assets with the net proceeds from the private sale of 4,300,000 of our common units to certain institutional investors, our General Partner's capital contribution related to that private sale, and borrowings under the New Credit Facility and other debt financing.

Affiliates of three of the underwriters are lenders under our existing revolving credit facilities, and will receive a portion of the proceeds from this offering through the repayment of those facilities. Please see "Use of Proceeds."
Cash distributions
Under our partnership agreement, we must distribute all of our cash on hand at the end of each quarter, after payment of fees and expenses and the establishment of cash reserves by our General Partner in its discretion. We refer to this cash as "available cash," and we define this term in our partnership agreement. On May 13, 2005, we paid a cash distribution of $0.5125 for the first quarter of 2005. On August 12, 2005, we paid a cash distribution of $0.5125 to record holders as of August 1, 2005.

If cash distributions per unit exceed $0.5125 in any quarter, our General Partner will receive, in addition to amounts associated with its 2% general partner interest, increasing percentages, up to 48%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." For a description of our cash distribution policy, please read "Cash Distributions" in the accompanying prospectus.
Subordination period
The subordination period will end once we meet the financial tests in our partnership agreement, but it generally cannot end before June 30, 2007. When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.
Early conversion of subordinated units	On August 12, 2005, after meeting the financial tests provided for in our partnership agreement, 2,616,250 of our subordinated units converted into common units.
If we meet these tests for any quarter ending on or after June 30, 2006, an additional 2,616,250 of the subordinated units will convert into common units.
Estimated ratio of taxable income to distributions
We estimate that if you hold the common units that you purchase in this offering through the record date for distribution with respect to the fourth calendar quarter of 2008, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the cash distributed to you with respect to that period. Please read "Tax Considerations" in this prospectus supplement for the basis of this estimate.
New York Stock Exchange Symbol	PPX.

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

        We have provided in the table below selected consolidated financial and operating information for the periods and as of the dates indicated. We derived the statement of income data for each of the years in the three-year period ended December 31, 2004 and the balance sheet data as of December 31, 2004 and 2003 from audited consolidated financial information incorporated by reference into this prospectus supplement and the balance sheet data as of December 31, 2002 from the audited consolidated financial information filed in our Annual Report on Form 10-K not incorporated by reference into this prospectus supplement. We derived the statement of income data for the six-month periods ended June 30, 2005 and 2004, and the balance sheet data as of June 30, 2005 from unaudited consolidated financial information incorporated by reference into this prospectus supplement and the balance sheet data as of June 30, 2004 from unaudited consolidated financial information filed in our Quarterly Report on Form 10-Q not incorporated by reference into this prospectus supplement, which, in management's opinion, include all adjustments necessary for the fair presentation of our financial position as of such date and our results of operations for such periods. Results of operations for the six-month period ended June 30, 2005 are not necessarily indicative of the results of operations that may be achieved for the entire year.

        The following table should be read together with, and is qualified in its entirety by reference to, the consolidated financial statements and the accompanying notes incorporated by reference into this prospectus supplement. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the documents incorporated by reference herein.

	Year Ended December 31,			Six Months Ended June 30,
	2004	2003	2002	2005	2004
				(unaudited)
	(in thousands, except per unit amounts)
Consolidated Statements of Income:
Revenue:
Pipeline transportation(1)	$108,395	$101,811	$103,090	$55,784	$51,719
Storage and terminaling(2)	37,577	12,711	—	21,192	19,382
Pipeline buy/sell transportation(3)	18,640	—	—	17,222	3,690
Crude oil sales, net of purchases(4)	16,787	21,293	21,104	7,824	10,868

Net revenue before expenses	181,399	135,815	124,194	102,022	85,659

Expenses:
Operating	85,286	61,046	57,817	47,046	39,784
Line 63 oil release costs(5)	—	—	—	2,000	—
General and administrative	15,400	13,705	7,515	8,872	7,490
Accelerated long-term incentive compensation plan(6)	—	—	—	3,115	—
Transaction costs(7)	—	—	—	1,807	—
Depreciation and amortization	24,173	18,865	15,919	13,135	10,955

Total expenses	124,859	93,616	81,251	75,975	58,229

Share of net income (loss) of Frontier:
Share of income before rate case and litigation expense	1,328	1,459	1,904	847	784
Rate case and litigation expense	—	(1,621)	(557)	—	—

Share of net income (loss) of Frontier(8)	1,328	(162)	1,347	847	784

Write-down of idle property(9)	(800)	—	—	—	—

Operating income	57,068	42,037	44,290	26,894	28,214
Other income	1,032	479	918	893	387
Write-off of deferred financing cost and interest rate swap termination expense	(2,901)	—	—	—	(2,901)
Interest expense	(19,209)	(17,487)	(11,634)	(11,442)	(8,509)

Income before income taxes	35,990	25,029	33,574	16,345	17,191

Income tax (expense) benefit:
Current	(326)	—	—	(487)	(32)
Deferred	65	—	—	(217)	46

	(261)	—	—	(704)	14

Net income	$35,729	$25,029	$33,574	$15,641	$17,205

Basic net income per limited partner unit(10)	$1.23	$1.10	$0.55	$0.58	$0.62
Diluted net income per limited partner unit(10)	$1.23	$1.09	$0.55	$0.58	$0.62
Weighted average limited partner units outstanding(10):
Basic	28,406	22,328	20,930	29,689	27,239
Diluted	28,488	22,540	20,930	29,708	27,402
Other Financial Data:
EBITDA(11)	$79,372	$61,381	$61,127	$40,922	$36,655
Distributable Cash Flow(12)	63,399	44,972	N/A	32,339	31,731
Net cash provided by operating activities	57,226	42,754	45,793	46,218	29,265
Net cash used in investing activities	(155,952)	(180,332)	(101,311)	(9,975)	(146,946)
Net cash provided by (used in) financing activities	112,410	123,404	69,880	(27,549)	129,843
Capital expenditures:
Sustaining	$1,953	$2,149	$2,725	$827	$725
Transition	1,874	351	2,039	3,234	761
Expansion	12,693	8,392	878	5,816	6,410

Total capital expenditures	$16,520	$10,892	$5,642	$9,877	$7,896

Balance Sheet Data (at period end):
Property and equipment, net	$718,624	$567,954	$404,842	$713,070	$705,048
Total assets	869,905	650,203	487,038	884,295	851,512
Total debt, including current portion	357,163	298,000	225,000	359,209	335,735
Net partners' capital (net parent investment)	422,466	295,067	215,267	408,209	422,439
Limited partner units outstanding(10)	29,624	24,907	20,930	29,723	29,535

	Year Ended December 31,			Six Months Ended June 30,
	2004	2003	2002	2005	2004
				(unaudited)
Operating Data:
West Coast Business Unit:
Pipeline throughput (mbpd)(14)	141.2	151.0	162.8	129.2	136.6
Rocky Mountain Business Unit—throughput (mbpd)(14):
Rangeland system:
Sundre—North	21.0	—	—	22.2	21.2
Sundre—South	48.1	—	—	43.9	48.8
Western Corridor system	20.2	16.7	15.0	22.4	18.0
Salt Lake City Core system(15)	115.1	107.5	115.6	116.7	113.0
Frontier pipeline(16)	47.4	41.7	44.4	44.8	47.0

(1)
Includes our ownership of the Western Corridor and Salt Lake City Core systems from March 1, 2002.

(2)
Includes our ownership of the Pacific Terminals storage and distribution system from July 31, 2003.

(3)
Includes our ownership of the Rangeland system, which we acquired on May 11, 2004 and June 30, 2004.

(4)
Net of purchases of $402,283, $358,454 and $316,283 for 2004, 2003 and 2002, respectively and net of purchases of $236,833 and $175,497 for the six months ended June 30, 2005 and 2004, respectively.

(5)
On March 23, 2005, a release of approximately 3,400 barrels of crude oil occurred on PPS's Line 63 when it was severed as a result of a landslide induced by heavy rainfall in northern Los Angeles County. The $2.0 million net oil release costs consists of the $15 million of accrued costs relating to the release, net of insurance recovery of $6.3 million and accrued insurance receipt of $6.7 million. The $15 million accrual includes an estimate for reasonably foreseeable potential fines, penalties and damages associated with third-party claims, and does not include pipeline repair costs.

(6)
On March 3, 2005, in connection with the change in control of our General Partner, all restricted units outstanding under the Long-term Incentive Plan immediately vested. We recognized accelerated compensation expense of $3.1 million relating to the vesting.

(7)
Pursuant to an Ancillary Agreement, our General Partner reimbursed us $1.8 million for costs incurred in connection with the sale of our General Partner. Generally accepted accounting principles require us to record an expense with the reimbursement shown as a General Partner's capital contribution.

(8)
Includes 22.22% of the net income of Frontier Pipeline Company. Additionally, in 2003, Frontier incurred an expense for a contract dispute and two tariff rate related matters. These matters related to early 2002 and prior years, so there is no impact on Frontier's current rates or revenues.

(9)
This amount represents a write-down to fair market value of idle PT property that is expected to be sold.

(10)
On July 26, 2002, we completed our initial public offering of common units. Net income per limited partner unit is based on net income of $11,817 for the period from July 26, 2002 to December 31, 2002. Weighted average limited partner units outstanding for 2002 was calculated for the period from July 26, 2002 to December 31, 2002.

(11)
A reconciliation from reported net income to EBITDA is as follows:

	Years Ended December 31,			Six Months Ended June 30,
	2004(a)	2003(b)	2002(b)	2005(c)	2004
				(unaudited)
	(in thousands)
Net income	$35,729	$25,029	$33,574	$15,641	$17,205
Interest expense	19,209	17,487	11,634	11,442	8,509
Depreciation and amortization	24,173	18,865	15,919	13,135	10,955
Income tax expense (recovery)	261	—	—	704	(14)

EBITDA	$79,372	$61,381	$61,127	$40,922	$36,655

  (a)
  For the year ended December 31, 2004, EBITDA was reduced by $0.8 million for the write-down of idle property associated with the pending sale of an idle Pacific Terminals property, $2.9 million for the write-off of deferred financing cost and interest rate swap termination expense and $0.9 million for the non-cash portion of long-term incentive plan expense.

  (b)
  For the years ended December 31, 2003 and 2002, EBITDA was reduced by $2.2 million and $0.1 million, respectively, for the non-cash portion of long-term incentive plan expense.

  (c)
  For the period ended June 30, 2005, EBITDA was reduced by $6.9 million for certain unusual items, including (i) $3.1 million compensation expense related to the accelerated vesting of our long-term incentive plan resulting from the change in control of our General Partner, (ii) $1.8 million for transaction costs associated with the change in control of our General Partner that were required to be recorded by generally accepted accounting principles and were reimbursed by our General Partner, and (iii) $2.0 million insurance deductible expense relating to the release of approximately 3,400 barrels of crude oil on PPS's Line 63 when it was severed as a result of a landslide induced by heavy rainfall in northern Los Angeles County.

(12)
On July 26, 2002, we completed our initial public offering of common units. Accordingly, distributable cash flow is not presented for 2002. A calculation of distributable cash flow together with a reconciliation of distributable cash flow to net cash provided by operating activities for the years ended December 31, 2004 and 2003 and the six months ended June 30, 2005 and 2004 is as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2004	2003	2005	2004
			(unaudited)
	(in thousands)
Net income	$35,729	$25,029	$15,641	$17,205
Depreciation and amortization	24,173	18,865	13,135	10,955
Amortization of debt issue costs and accretion of discount on long-term debt	1,537	1,028	937	670
Non-cash employee compensation under long-term incentive plan	857	2,199	1,429	1,351
Write-off of deferred financing cost	2,321	—	—	2,321
Write-down of idle property	800	—	—	—
Transaction costs	—	—	1,807	—
Deferred income tax expense (benefit)	(65)	—	217	(46)
Sustaining capital expenditures	(1,953)	(2,149)	(827)	(725)

Distributable cash flow(a)	63,399	44,972	32,339	31,731
Less net (increase) decrease in operating assets and liabilities	(6,754)	(6,284)	14,958	(3,075)
Add share of loss of Frontier (deduct share of income of Frontier)	(1,328)	162	(847)	(784)
Add net distributions from Frontier (deduct contributions to Frontier)	(44)	1,755	650	668
Less transaction costs	—	—	(1,807)	—
Add other non-cash adjustments	—	—	98	—
Add sustaining capital expenditures	1,953	2,149	827	725

Net cash provided by operating activities	$57,226	$42,754	$46,218	$29,265

  (a)
  For the six months ended June 30, 2005, distributable cash flow has been reduced by $2.0 million of oil release costs and $1.9 million of cash costs associated with the accelerated vesting of units. For the year ended December 31, 2004 and the six months ended June 30, 2004, distributable cash flow has been reduced by $0.6 million cash expense to terminate interest rate swaps.

See "Discussion of Non-GAAP Financial Measures" below.

(13)
Throughput is the total number of barrels per day transported on a pipeline system. We recognize throughput at the time a barrel of crude oil is delivered to its ultimate delivery point.

(14)
AREPI pipeline was integrated into the Salt Lake City Core system on January 1, 2004.

(15)
This figure represents 100% of the throughput on Frontier pipeline.

Discussion of Non-GAAP Financial Measures

        We present the non-GAAP financial measures "EBITDA" and "distributable cash flow" in this prospectus supplement. Each of these non-GAAP financial measures is reconciled to its most directly comparable GAAP measure in the table above and discussed in greater detail below.

  EBITDA

        EBITDA is used as a supplemental performance measure by management and, we believe, by external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (iii) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure; and (iv) the viability of projects and the overall rates of return on alternative investment opportunities.

        We define EBITDA as net income plus interest expense, income tax expense (recovery) and depreciation and amortization expense. Although our partnership is not a taxable entity, our Canadian subsidiaries are taxable entities. As a result of the acquisition of the Rangeland system, Canadian income tax expense is added to net income in the calculation of EBITDA beginning with the second quarter of 2004.

        EBITDA should not be considered an alternative to net income, income before taxes, cash flows from operations, or any other measure of financial performance presented in accordance with GAAP. EBITDA is not intended to represent cash flow. Our EBITDA may not be comparable to EBITDA or similarly titled measures of other companies.

  Distributable Cash Flow

        On July 26, 2002, we completed our initial public offering of common units. Accordingly, distributable cash flow is not presented for 2002. Distributable cash flow is a significant liquidity and performance measure used by our management to compare cash flows generated by us to the cash distributions we make to our partners and we believe that investors benefit from having access to the same financial measures being utilized by management. Using this financial measure, management can quickly compute the coverage ratio of these cash flows to cash distributions. This is an important financial measure for our limited partners because it is an indicator of our success in providing a cash return on their investment. Specifically, this financial measure tells investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions paid to partners. Lastly, distributable cash flow is the quantitative standard used throughout the investment community with respect to publicly traded partnerships, because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership pays to its unitholders). However, distributable cash flow is a non-GAAP financial measure and should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. In addition, our distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies. The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities.

        Several adjustments to distributable cash flow are required to reconcile to net cash provided by operating activities. These adjustments include: (i) adding or subtracting net changes in operating assets and liabilities which are not included in distributable cash flow but are considered in net cash provided by operating activities; (ii) subtracting our share of Frontier Pipeline Company's ("Frontier") net income which historically has been approximately equivalent to our distributions from Frontier and adding our share of Frontier's distributions to us; (iii) deducting transaction costs reimbursed by our General Partner which are required by GAAP to reduce net cash provided by operating activities; and (v) adding sustaining capital expenditures which are not deducted in arriving at net cash provided by operating activities.

RISK FACTORS

        The common units offered by this prospectus supplement and the accompanying prospectus may involve a high degree of risk. You should read carefully the discussion of the material risks relating to an investment in the common units offered by us set forth below and under the caption "Risk Factors" beginning on page 3 of the accompanying prospectus.

  We may be unable to complete the acquisition of the Valero Assets.

        Completion of the acquisition of the Valero Assets is subject to the satisfaction of a number of conditions, including approval by the Federal Trade Commission and various state agencies. Accordingly, we may be unable to acquire the Valero Assets when we expect to or at all.

        If we are unable to complete the acquisition of the Valero Assets, or if the timing of completion of such acquisition is delayed, we may not have the expected increase in earnings available to fund the increased distributions, which could materially and adversely affect our ability to pay cash distributions on our common units.

        The closing of this common unit offering is not contingent upon the consummation of the acquisition of the Valero Assets. Accordingly, if you decide to purchase common units from us, you should be willing to do so whether or not we complete the acquisition of the Valero Assets.

  The integration of the Valero Assets into our operations may be more costly than anticipated.

        We may face difficulties integrating the Valero Assets into our operations on an efficient and timely basis, resulting in significantly higher costs to us than anticipated and thus adversely affecting our ability to pay cash distributions on our common units. During the transition of operational control of these assets from the Sellers to us, we may experience unforeseen operating difficulties as we integrate the acquired assets into our existing operations, including difficulties:

  •
  integrating the financial, technological and management standards, processes, procedures and controls of the acquired assets with those of our existing operations;

  •
  managing the increased scope and complexity of our operations; and

  •
  mitigating contingent and/or assumed liabilities.

  If we acquire the Valero Assets, we will incur certain liabilities. These costs and liabilities may not be covered by indemnification rights we have against the Sellers of the Valero Assets or may be in excess of amounts we have estimated.

        The Valero Assets we plan to acquire have been used for many years to distribute, store or transport petroleum products. There have been known releases of hazardous materials at almost all of the terminal sites and some of the pipeline rights-of-way included in the Valero Assets, and most of these sites are undergoing active remediation. The risks associated with these environmental conditions, the costs of remediation and certain penalties for non-compliance are being assumed by us, subject only to limited indemnity from the Sellers of the Valero Assets in the event of a breach of a Seller warranty. Releases may also have occurred in the past that have not yet been discovered, which could require costly future remediation. In addition, we are assuming the risk of various other liabilities associated with the Valero Assets that relate to events that occurred prior to our acquisition. Some of these liabilities are known, although the extent of the liability could be greater than we have estimated, and other liabilities are unasserted and unknown. If a significant spill or other release event occurred in the past the liability for which was not retained by the Sellers or for which indemnification from the Sellers is not available, it could adversely affect our financial position and results of operations, and, therefore, our ability to pay cash distributions on our common units could be adversely affected.

  The Valero Assets, like our assets, are subject to federal, state and local laws and regulations, including those relating to environmental protection and safety, that could require us to make substantial expenditures and could have a material impact on our results of operations or financial condition.

        The Valero Assets, like our assets, are subject to federal, state and local laws and regulations relating to environmental protection and safety. Many of these laws and regulations impose complex and stringent permitting and other compliance requirements. These laws are subject to change, which can result in an increase in our ongoing costs of compliance, which could potentially have a material adverse effect on our financial condition or results of operations. We could, therefore, be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from compliance with future required operating permits. Failure to comply with these environmental and safety laws and regulations can also result in the assessment of administrative, civil, or criminal penalties and, in some instances, the issuance of injunctions to limit or cease operations. The extent of liability or compliance costs related to the Valero Assets could be greater than we have estimated, and there may be other compliance issues that are unasserted and unknown. If a significant compliance issue or combination of issues exist, they could adversely affect our financial position and results of operations, and, therefore, our ability to pay cash distributions on our common units could be adversely affected.

  Actual costs incurred in connection with the release of crude oil on Line 63 in excess of our total estimated cost could have a material adverse effect on our financial condition, results of operations or cash flows.

        The estimates of oil containment and clean-up of the areas impacted by the crude oil release on Line 63 are based on facts known at the time of estimation and our assessment of the ultimate outcome. Among the many uncertainties that impact the estimates are the necessary regulatory approvals for, and potential modification of, remediation and repair plans, the ongoing assessment of the impact of soil and water contamination, the uncertainty of the geological conditions that will be encountered during the permanent repairs of the pipeline, changes in costs associated with environmental remediation services and equipment, and the possibility of third-party legal claims giving rise to additional expenses. Therefore, no assurance can be made that any costs incurred in excess of the total estimated cost for oil containment and clean-up of the impacted areas would not have a material adverse effect on our financial condition, results of operations or cash flows.

USE OF PROCEEDS

        We will receive net proceeds from this offering of approximately $139.0 million after deducting underwriting discounts and estimated offering expenses. We will receive net proceeds of $3.0 million from our General Partner's capital contribution related to this offering.

        We intend to use the net proceeds of this offering, together with our General Partner's capital contribution related to this offering, to fund a portion of the approximately $455 million purchase price of the Valero Assets. Pending such use, we intend to use a portion of such funds to temporarily reduce borrowings ($106 million outstanding principal balance as of June 30, 2005) under our existing credit facilities, which have a maturity date of either May 2007 or July 2007 and a weighted average interest rate of 4.75% as of June 30, 2005. We intend to temporarily invest the balance of such funds in short-term liquid investments. We intend to fund the balance of the purchase price of the Valero Assets with the net proceeds from the private sale of 4,300,000 of our common units to certain institutional investors, our General Partner's capital contribution related to that private sale, and borrowings under the New Credit Facility and other debt financing.

        The closing of this offering is not contingent upon the closing of the acquisition of the Valero Assets or the private sale of our common units. Accordingly, if you decide to purchase common units from us, you should be willing to do so whether or not we complete the acquisition of the Valero Assets.

        The private sale of our common units to certain institutional investors and the related capital contribution of our General Partner will occur concurrently with the consummation of the acquisition of the Valero Assets.

        Affiliates of three of the underwriters are lenders under our existing revolving credit facilities, and will receive a portion of the proceeds from this offering through the repayment of those facilities. Lehman Brothers Inc., one of the underwriters, is an affiliate of LBP, which owns all of the limited partner interest in our General Partner and 100% of PEM. PEM is the general partner of our General Partner. In addition, LBP owns all of our outstanding subordinated units representing a 22.4% limited partner interest in us and 2,616,250 of our outstanding common units representing a 7.5% limited partner interest in us. As a result of this affiliation, this offering is being made in compliance with Rule 2720 of the National Association of Securities Dealers, Inc.'s Conduct Rules. See "Underwriting—Affiliations."

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2005, and as adjusted to give effect to the conversion of 2,616,250 of our subordinated units into common units on August 12, 2005 and to this offering of 4,550,000 common units at a public offering price per unit of $32.00 and the application of the net proceeds therefrom.

        The closing of this common unit offering is not contingent upon the closing of the acquisition of the Valero Assets or the private sale of our common units.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related notes thereto incorporated by reference herein.

	As of June 30, 2005(1)
	Actual	As adjusted
	(in thousands) (unaudited)
Cash and cash equivalents	$32,077	$68,025

Long-term debt:
Senior secured U.S. revolving credit facility	$53,000	$—
Senior secured Canadian revolving credit facility	53,035	—
Senior notes due 2014	249,482	249,482
Other	3,692	3,692

Total long-term debt	359,209	253,174

Partners' capital:
Common unitholders	354,598	502,847
Subordinated unitholders	36,949	27,712
General partner interest	6,647	9,618
Accumulated other comprehensive income	10,015	10,015

Total partners' capital	408,209	550,192

Total capitalization	$767,418	$803,366

(1)
This table does not reflect the private sale of 4,300,000 common units to certain institutional investors and the related capital contribution of our General Partner or potential borrowings under the New Credit Facility and other debt financing that may be incurred in connection with financing the remainder of the purchase price for the Valero Assets.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        As of September 8, 2005, there were 21,916,431 common units outstanding, held by approximately 20,000 holders, including common units held in street name, and there were 7,848,750 subordinated units outstanding held by LB Pacific LP.

        Our common units are traded on the NYSE under the symbol "PPX."

        The following table sets forth, for the periods indicated, the high and low sales prices for our common units, as reported on the NYSE Composite Transactions Tape, and quarterly cash distributions paid per common unit. The last reported sale price of common units on the NYSE on September 8, 2005 was $32.00 per unit.

	Price Range
			Cash Distribution Per Common Unit(2)
	High	Low
Year ended December 31, 2002
Third Quarter(1)	$20.28	$18.20	$0.3368	(2)
Fourth Quarter	20.10	18.65	0.4625
Year ended December 31, 2003
First Quarter	$21.47	$18.70	$0.4625
Second Quarter	25.95	20.77	0.4625
Third Quarter	28.30	23.60	0.4875
Fourth Quarter	29.45	25.32	0.4875
Year ended December 31, 2004
First Quarter	$30.39	$27.10	$0.4875
Second Quarter	28.55	21.96	0.4875
Third Quarter	28.64	25.89	0.4875
Fourth Quarter	29.47	26.48	0.5000
Quarter ended 2005
First Quarter	$33.65	$28.00	$0.5125
Second Quarter	32.40	29.10	0.5125
Third Quarter(3)	35.69	31.20	n.a.

(1)
For the period from July 26, 2002 through September 30, 2002.

(2)
Distributions declared associated with each respective quarter. The 2002 third quarter distribution of $0.3368 per common unit was pro-rated for the period from July 26, 2002, the date of the closing of our initial public offering of common units, through September 30, 2002, and is equivalent to a full quarterly distribution of $0.4625 per common unit.

(3)
For the period from July 1, 2005 through September 8, 2005.

MANAGEMENT

        The following table shows information for the directors and executive officers of PEM. References to director and officer positions include those of Pacific Energy GP, Inc. until March 3, 2005. All ages are as of August 31, 2005.

Name	Age	Position
Christopher R. Manning	37	Chairman of the Board of Directors
Forrest E. Wylie	42	Vice Chairman of the Board of Directors
Joshua L. Collins	40	Director
Timothy H. Day	35	Director
David L. Lemmon	63	Director
John C. Linehan	66	Director
Douglas L. Polson	63	Director
Jim E. Shamas	70	Director
William L. Thacker	60	Director
Irvin Toole, Jr.	64	President, Chief Executive Officer and Director
David E. Wright	60	Executive Vice President, Corporate Development
Gerald A. Tywoniuk	43	Senior Vice President, Chief Financial Officer and Treasurer
Lynn T. Wood	53	Vice President, General Counsel and Secretary
Arthur G. Diefenbach	54	Senior Vice President, West Coast Business Unit
Gary L. Zollinger	56	Senior Vice President, Rocky Mountain Business Unit
Lyle B. Boarts	62	Vice President, Human Resources

        Christopher R. Manning was elected Chairman of the Board of Directors in March 2005. Mr. Manning is a principal of Lehman Brothers Merchant Banking ("LBMB") and a Managing Director of Lehman Brothers. Mr. Manning joined the Natural Resources Group of Lehman Brothers in 1997 and joined LBMB in 2000. Prior to joining Lehman Brothers, Mr. Manning was Chief Financial Officer of The Wing Group, a developer of international power projects. Prior to The Wing Group, Mr. Manning was in the investment banking department of Kidder, Peabody & Co. Mr. Manning is a member of our Nominating and Governance and Compensation Committees.

        Forrest E. Wylie was elected Vice Chairman of the Board of Directors in March 2005. Mr. Wylie was President and Chief Financial Officer of NuCoastal Corporation from May 2002 until March 2005. Prior to NuCoastal, Mr. Wylie served as Senior Vice President, Natural Gas Trading, for both The Coastal Corporation, and Engage Energy, a joint venture of the Coastal Corporation and West Coast Energy, and its successor, El Paso Merchant Energy from September 1997 to May 2002. Mr. Wylie also held senior positions at Transocean Sedco Forex from June 1993 to September 1997.

        Joshua L. Collins was elected to the Board of Directors in March 2005. Mr. Collins is a principal of LBMB and a Senior Vice President of Lehman Brothers. Mr. Collins Joined LBMB in 1996. Mr. Collins is currently a director of Blount International Inc.

        Timothy H. Day was elected to the Board of Directors in April 2005. Mr. Day has been a Vice President for First Reserve Corporation, a private equity firm specializing in the energy industry, since 2000. Prior to First Reserve, Mr. Day served in various positions with SCF Partners, a Houston, Texas based investment firm. From 1992 to 1995 Mr. Day served in the energy investment banking divisions of Credit Suisse First Boston and Salomon Brothers Inc.

        David L. Lemmon was elected to the Board of Directors in April 2002. Mr. Lemmon has served as President and Chief Executive Officer of Colonial Pipeline Company since November 1997 and as a director from 1990 to November 1997. He served as President of Amoco Pipeline Company from 1990 to 1997, as Manager for Corporate Planning for Amoco Corporation from 1989 to 1990 and Vice President and General Manager—Operations for Amoco Pipeline Company from 1987 to 1989.

Mr. Lemmon joined Amoco in 1965. Mr. Lemmon serves as chairman of the Audit Committee and is a member of the Compensation, Conflicts and Nominating and Governance Committees.

        John C. Linehan was elected to the Board of Directors in April 2004. Mr. Linehan served as the Chairman and Chief Executive Officer of Texaco Refining and Marketing (East) Inc. from September 2001 to March 2002. Prior thereto, from 1985 to 1999, Mr. Linehan held various positions at the Kerr-McGee Corporation, including Vice President, Controller, Executive Vice President and Chief Financial Officer. Mr. Linehan serves as Chairman of the Conflicts Committee and is a member of the Audit and Compensation Committees.

        Douglas L. Polson was elected to the Board of Directors in December 2001, serving as Chairman from December 2001 until March 2005. He was Chairman of the Board of Directors of Pacific Energy Group LLC from August 2001 to March 2005 and Chairman of the Members Committee of Pacific Pipeline System LLC from July 1999 to April 2002. Mr. Polson served as Vice President and a director of The Anschutz Corporation and Anschutz Company for more than five years until October 2002. Mr. Polson served on the boards of directors of Southern Pacific Rail Corporation from 1988 to 1996 and Qwest Communications International, Inc. from February 1997 to 2000.

        Jim E. Shamas was elected to the Board of Directors in December 2001. He served as a director of Pacific Energy Group LLC from August 2001 to March 2002 and as a representative on the Pacific Pipeline System LLC Members Committee from May 1999 to April 2002. From September 1994 until his retirement in December 1998, Mr. Shamas was President of Rooney Engineering, Inc. and Interwest Group, Inc. Mr. Shamas has served as a director of Rooney Engineering, Inc. since September 1994. Prior to that, he served as President and Chief Executive Officer of Texaco Trading and Transportation Inc. from August 1984 to August 1994. From May 1982 until August 1984, Mr. Shamas served as President and Chief Executive Officer of Getty Trading and Transportation and Vice President of Getty Oil Company. Mr. Shamas serves as Chairman of the Compensation Committee and is a member of the Audit, Conflicts and Nominating and Governance Committees.

        William L. Thacker was elected to the Board of Directors in April 2004. From March 1997 until May 2002, Mr. Thacker held various positions at Texas Eastern Products Pipeline Co., LLC, the general partner of TEPPCO Partners, L.P., including serving as Chairman, President and Chief Executive Officer. Mr. Thacker serves as Chairman of the Nominating and Governance Committee and is a member of the Audit and Compensation Committees. Mr. Thacker serves on the Board of Directors of Copano Energy L.L.C.

        Irvin Toole, Jr. was elected President, Chief Executive Officer and director in December 2001. He has been President, Chief Executive Officer and director of Pacific Energy Group LLC since August 2001 and has been President and Chief Executive Officer of Pacific Pipeline System LLC since July 1999 and served as a representative to its Members Committee from July 1999 to April 2002. Mr. Toole served as President and Chief Executive Officer of the predecessor of Pacific Pipeline System LLC in June 1998 after having served as Chairman, President and Chief Executive Officer of Santa Fe Pacific Pipelines, Inc., the general partner of Santa Fe Pacific Pipeline Partners, L.P., from September 1991 to April 1998.

        David E. Wright was elected Executive Vice President, Corporate Development in February 2005. He has been Executive Vice President, Corporate Development and Marketing since December 2001 and served as a director of Pacific Energy GP, Inc. from December 2001 to June 2002. He has been Executive Vice President, Corporate Development and Marketing and director of Pacific Energy Group LLC since August 2001 and Executive Vice President, Corporate Development and Marketing of Pacific Pipeline System LLC since June 2001. Mr. Wright joined Pacific Energy Group LLC in June 2001 after having served as Vice President, Distribution West of Tosco Refining Company from March 1997 to June 2001. From October 1995 to March 1997, Mr. Wright served as Vice President, Pipelines for GATX Terminals Corporation.

        Gerald A. Tywoniuk was elected Senior Vice President, Chief Financial Officer and Treasurer in December 2002. Previously, he was Senior Vice President, Chief Financial Officer and a member of the Board of Directors of the general partner of MarkWest Energy Partners, L.P. from its initial public offering in May 2002 to November 2002. He also served as Senior Vice President and Chief Financial Officer with MarkWest Hydrocarbon, Inc. from December 2001, and as a director from March 2002, to November 2002. Prior to that, Mr. Tywoniuk was MarkWest Hydrocarbon's Vice President of Finance and Chief Financial Officer since April 1997.

        Lynn T. Wood was elected Vice President, General Counsel and Secretary in March 2002. He has been Vice President of Pacific Energy Group LLC since August 2001, Vice President of Pacific Pipeline System LLC and its predecessor since October 1998 and Secretary since October 1996. Mr. Wood was the Secretary and Assistant General Counsel of Anschutz Company and The Anschutz Corporation from October 1996 to October 2002, during which time he had the responsibility for providing ongoing legal services to Pacific Pipeline System LLC and, after our formation, us, and after its formation, Pacific Energy Group LLC.

        Arthur G. Diefenbach was elected Senior Vice President, West Coast Business Unit in February 2005. He has been Vice President, Operations & Technical Services of Pacific Energy Group LLC since August 2001 and Vice President, Operations & Technical Services of Pacific Pipeline Systems LLC since July 1999. Mr. Diefenbach joined Pacific Energy Group LLC in July 1999 after having served as Manager, Western Region of ARCO Pipeline Company from August 1998 to July 1999 and as Superintendent, Operations of ARCO Pipeline Company from January 1990 to August 1998.

        Gary L. Zollinger was elected Senior Vice President, Rocky Mountain Business Unit in February 2005. He has been Vice President, Marketing and Business Development—Rocky Mountains since March 2002. Mr. Zollinger joined Pacific Energy Group LLC in January 2002 after having served as President of Crossing Associates LLC from 2001 to January 2002. From 1998 to 2001, he served as Vice President of North American Consulting Group LLC. Crossing Associates LLC and North American Consulting Group LLC are privately held consulting firms specializing in the midstream energy business. From 1997 to 1998, Mr. Zollinger did private consulting work in the mid-stream energy business.

        Lyle B. Boarts was elected Vice President, Human Resources in January 2004. Before joining Pacific Energy GP, Inc., he was Vice President, Human Resources, GTran Inc. from March 2000 to August 2004 and was Vice President, Human Resources with Ortel Corporation from March 1998 to August 1999. Mr. Boarts also served as Vice President, Human Resources with Santa Fe Pacific Pipelines, Inc., general partner of Santa Fe Pacific Pipeline Partners, L.P., from June 1986 to March 1998.

        The following table shows other officers of PEM. References to officer positions include those of Pacific Energy GP, Inc. until March 3, 2005. All ages are as of August 31, 2005.

Name	Age	Position
Dominic D. Ferrari	51	Vice President, Corporate Development
John Kers	57	Vice President, Operations and Technical Services—Canada
Jesse G. Metcalf	54	Vice President, Operations and Technical Services—Rocky Mountains
Khalid A. Muslih	34	Vice President, Corporate Development
Edward L. Scheibelhut	46	Vice President, Marketing and Business Development—Canada
John Tsouvalas	47	Vice President, Marketing and Business Development—West Coast
Harsha M. Tank	42	Controller

        Dominic D. Ferrari was elected Vice President, Corporate Development in August 2004. Mr. Ferrari has been with Pacific Energy since 2001, serving most recently as Senior Director, Corporate Development. Prior to joining Pacific Energy, Mr. Ferrari was with Unocal Pipeline Company from 1975 to 2001. While at Unocal, he held various positions including Vice President and Manager of Joint Ventures, Project Manager—SPR Project, and Coordinator—Joint Ventures.

        John Kers was elected Vice President, Operations and Technical Services—Canada in August 2004. He previously served as Director and Vice President, Operations Engineering and Construction for Plains Marketing Canada, L.P. from 2001 to 2004. Prior to joining Plains, Mr. Kers served in progressive managerial assignments at Murphy Oil Company, Ltd from 1980 to 2001, including Manager of Engineering.

        Jesse G. Metcalf was elected Vice President, Operations and Technical Services—Rocky Mountains in March 2002. From 2000 to March 2002, Mr. Metcalf served as Vice President, Anschutz Ranch East Pipeline, Anschutz Marketing and Transportation and Anschutz Wahsatch Gathering System. Prior to that, he served as Manager, Operations for Anschutz Ranch East Pipeline, Anschutz Marketing and Transportation and Anschutz Wahsatch Gathering System from 1987 to 2000. From 1982 to 1987, Mr. Metcalf served as Field Supervisor, Exploration and Production for The Anschutz Corporation.

        Khalid A. Muslih was elected Vice President—Corporate Development in March 2005. Mr. Muslih previously served as Commercial Officer, Mergers & Acquisitions of NuCoastal Corporation from July 2002 to March 2005. Prior to NuCoastal Corporation, Mr. Muslih served as Director, Merchant & International Regulatory Affairs with El Paso Corporation from January 2001 to June 2002 and as Director, Legislative and Regulatory Affairs for The Coastal Corporation from January 1999 to December 2000. From July 1994 to December 1998, Mr. Muslih held various positions with Coastal States Refining and Marketing, Inc. and at Coastal States Management Corporation from June 1993 to June 1994.

        Edward L. Scheibelhut was elected Vice President of Marketing and Business Development—Canada in May 2004. Mr. Scheibelhut previously served as Manager, Strategic Implementation of BP Canada Energy Company from October 2002 to May 2004 and Manager of Marketing and Trading from January 2000 to October 2002. Mr. Scheibelhut served as Manager, Business Development and Planning of BP Canada Energy Company from December 1998 to January 2000.

        John Tsouvalas was elected Vice President, Marketing and Business Development—West Coast in October 2003. He has been the Director, Marketing and Business Development for Pacific Energy Group LLC's West Coast Business Unit from August 2001 to October 2003 and Director of Marketing and Business Development of Pacific Pipeline System LLC from July 1999 to August 2001. Mr. Tsouvalas joined Pacific Energy Group LLC in July 1999 after having served as West Coast Crude Asset Manager for ARCO Pipe Line Company from January 1996 to July 1999 and as Marketing and Scheduling Manager of ARCO Pipe Line Company West Coast from January 1990 to January 1996.

        Harsha M. Tank was elected Controller in April 2003. She joined Pacific Energy GP, Inc. as Manager, Internal Audit and Performance Analysis in September 2002. Prior to joining Pacific Energy GP, Inc., Ms. Tank served as Controller for James Hardie Building Products, Inc. in 2002 and as Regional Controller for Qwest Digital Media LLC from 2000 to 2002. Ms. Tank also served as Regional Controller for Mail-Well, Inc. for their Southwest Region from 1996 to 2000.

TAX CONSIDERATIONS

United States Tax Considerations

        The United States tax consequences to you of an investment in common units will depend in part on your own tax circumstances. For a discussion of the principal United States federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read "Material Tax Consequences" beginning on page 51 of the accompanying prospectus. You are urged to consult your own tax advisor about the United States federal, state and local tax consequences peculiar to your circumstances.

        We estimate that if you purchase common units in this offering and hold those common units through the record date for the distribution with respect to the fourth calendar quarter of 2008, then you will be allocated, on a cumulative basis, an amount of United States federal taxable income for that period that will be less than 10% of the cash distributed to you with respect to that period. We anticipate that thereafter the ratio of taxable income allocable to cash distributions to you will increase. These estimates are based on the assumption that our available cash for distributions will approximate the amount required to distribute cash to the holders of common units in an amount equal to the quarterly distribution of $0.5125 per unit throughout the referenced period and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties, all of which are beyond our control. Furthermore, these estimates are based on current tax law and tax reporting positions that we have adopted or intend to adopt and with which the IRS could disagree. Accordingly, these estimates may not prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units. See "Material Tax Consequences" beginning on page 51 of the accompanying prospectus.

        Ownership of common units by tax-exempt entities, regulated investment companies and foreign investors raises issues unique to such persons. Recent legislation treats net income derived from the ownership of publicly traded partnerships (including us) as qualifying income to a regulated investment company. However, this legislation is only effective for taxable years beginning after October 22, 2004, the date of enactment. For taxable years beginning prior to the date of enactment, very little of our income will be qualifying income to a regulated investment company. Please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors" in the accompanying prospectus.

Canadian Income Tax Considerations

        We own shares of Canadian corporations that conduct business in Canada but do not otherwise own any Canadian operating assets and do not directly carry on business in Canada. As a consequence, our Canadian subsidiaries, and not our unitholders, are obligated to file Canadian income tax returns to report the income of such subsidiaries.

UNDERWRITING

        Lehman Brothers Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers and representatives of the Underwriters. Under the underwriting agreement related to this common unit offering that will be filed as an exhibit to a current report on Form 8-K and incorporated by reference into this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of common units opposite its name below:

Underwriters	Number of Common Units
Lehman Brothers Inc.	1,001,000
Citigroup Global Markets Inc.	1,001,000
UBS Securities LLC	637,000
Wachovia Capital Markets, LLC	637,000
A.G. Edwards & Sons, Inc.	409,500
RBC Capital Markets Corporation	364,000
Raymond James & Associates, Inc.	250,250
KeyBanc Capital Markets, a division of McDonald Investments Inc.	250,250

Total	4,550,000

        The underwriting agreement provides that the underwriters' obligation to purchase common units depends on the satisfaction of certain conditions. The conditions contained in the underwriting agreement include the requirements that:

  •
  the obligation to purchase all of the common units offered hereby if any of the common units are purchased;

  •
  all the representations and warranties made by us to the underwriters are true;

  •
  there is no material adverse change in our condition or in the financial markets; and

  •
  we deliver to the underwriters customary closing documents.

Option to Purchase Additional Common Units

        We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement to purchase, in whole or part, up to an aggregate of 682,500 common units at the public offering price less the underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 4,550,000 common units in connection with this offering. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of the additional common units based on the underwriters' percentage underwriting commitment in the offering as indicated in the table at the beginning of this underwriting section.

Commission and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us to purchase the common units from us.

	No Exercise	Full Exercise
Per unit	$1.36	$1.36
Total	$6,188,000	$7,116,200

        We have been advised by the underwriters that the underwriters propose to offer the common units directly to the public at the price to the public set forth on the cover page of this prospectus supplement and to selected dealers (who may include the underwriters) at the offering price less a selling concession not in excess of $0.82 per unit. The underwriters may allow, and the selected dealers may reallow, a discount from the concession not in excess of $0.10 per unit to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms. The expenses of the offering that are payable by us are estimated to be $400,000.

Lock-Up Agreements

        We, the directors and executive officers of our General Partner and LBP have agreed that without the prior written consent of each of Lehman Brothers Inc. and Citigroup Global Markets Inc., we and they will not directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common units or any securities that may be converted into or exchanged for any common units, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units, make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities or publicly disclose the intention to do any of the foregoing for a period of 90 days from the date of this prospectus supplement other than permitted transfers, including the grant of restricted units or options to purchase common units under our General Partner's long-term incentive plan.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time. Prior to purchasing the common units being offered pursuant to this prospectus supplement, one of the underwriters purchased, on behalf of the syndicate, 43,000 common units at an average price of $32.0174 per unit in stabilizing transactions.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing

        Our common units are traded on the New York Stock Exchange under the symbol "PPX."

Indemnification

        We, our General Partner and our operating companies have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Affiliations

        Some of the underwriters have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business.

        Affiliates of Citigroup, Wachovia Capital Markets, LLC and RBC Capital Markets are lenders under our U.S. and/or Canadian revolving credit facilities, and will receive a portion of the proceeds from this offering through the payment of those facilities. Lehman Brothers Inc. is an affiliate of LBP, which owns all of the limited partner interest in our General Partner and 100% of PEM. PEM is the general partner of our General Partner. In addition, LBP owns all of our outstanding subordinated units representing a 22.4% limited partner interest in us and 2,616,250 of our outstanding common units representing a 7.5% limited partner interest in us. Lehman Brothers Inc., which is an affiliate of our General Partner, will also receive a fee in connection with the Equity Commitments. As a result of this affiliation, this offering is being made in compliance with Rule 2720 of the National Association of Securities Dealers, Inc.'s Conduct Rules. Because a bona fide independent market exists for our common units, the NASD does not require that we use a qualified independent underwriter for this offering.

        Christopher R. Manning, who is the Chairman of the Board of PEM, and Joshua L. Collins, who serves on the Board of PEM, are both affiliated with Lehman Brothers Inc. See "Management."

Discretionary Sales

        The representatives have advised us that they do not intend to confirm sales to discretionary accounts without the prior written approval of the customer.

Electronic Distribution

        A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this common unit offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriters or selling group members, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on the underwriters' or selling group members' website and any information contained in any other website maintained by the underwriters or selling group members is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriters or selling group members in their capacity as underwriters or selling group members and should not be relied upon by investors.

Stamp Taxes

        If you purchase the common units offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

LEGAL MATTERS

        Vinson & Elkins L.L.P. will issue opinions about the validity of the common units offered hereby and various other legal matters in connection with the offering on our behalf. Baker Botts L.L.P., counsel to the underwriters, will also issue opinions about various legal matters in connection with the offering on behalf of the underwriters.

EXPERTS

        The consolidated financial statements of Pacific Energy Partners, L.P. as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the balance sheet of Pacific Energy GP, LP (formerly, Pacific Energy GP, Inc.) as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports with and furnish other information to the Securities and Exchange Commission. You may read and copy any document we file with or furnish to the SEC at the SEC's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. In addition to the documents listed in "Where You Can Find More Information" on page 17 of the accompanying prospectus, we incorporate by reference the documents listed below:

  •
  Annual Report on Form 10-K for the year ended December 31, 2004.

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

  •
  Current Reports on Form 8-K dated April 6, 2005, June 24, 2005, July 1, 2005 (other than the information furnished under Item 7.01 of such Form 8-K and the related exhibit), July 26, 2005, August 9, 2005 and September 6, 2005 (which Form 8-K was filed under Item 8.01 and 9.01).

        You may request a copy of any document incorporated by reference into this prospectus, at no cost, by writing or calling us at the following address:

    Pacific Energy Partners, L.P.
    Attn: Investor Relations
    5900 Cherry Avenue
    Long Beach, California
    90805-4408
    (562) 728-2800

        You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

        Our website address is www.PacificEnergy.com. The information contained on our website is not part of this prospectus.

P R O S P E C T U S

$550,000,000

Pacific Energy Partners, L.P.

Common Units
Debt Securities

Pacific Energy Group LLC

Debt Securities

1,865,000

Common Units
Offered By The Selling Unitholder

        This prospectus relates to:

  •
  Common units representing limited partner interests in Pacific Energy Partners, L.P.,

  •
  Debt securities of Pacific Energy Partners, L.P.,

  •
  Debt securities of Pacific Energy Group LLC, and

  •
  Up to 1,865,000 common units offered by the selling unitholder.

        This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

        The common units owned by the selling unitholder named in this prospectus or in any supplement to this prospectus may be offered from time to time. We will not receive any proceeds from the sale of common units by the selling unitholder.

        Our common units are traded on the New York Stock Exchange under the symbol "PPX."

        Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described under "Risk Factors" which begins on page 3 of this prospectus before you make an investment in the securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2003.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
PACIFIC ENERGY PARTNERS, L.P.
THE SUBSIDIARY GUARANTORS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF OUR COMMON UNITS
DESCRIPTION OF OUR PARTNERSHIP AGREEMENT
CASH DISTRIBUTIONS
MATERIAL TAX CONSEQUENCES
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS
SELLING UNITHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

        You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the prospectus supplement, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to $550,000,000 in aggregate offering price of the common units or debt securities described in this prospectus in one or more offerings. In addition, the selling unitholder may sell up to 1,865,000 common units under this prospectus. This prospectus generally describes Pacific Energy Partners, L.P. and Pacific Energy Group LLC and the common units, debt securities and the guarantees of the debt securities.

        Each time we sell common units or debt securities, and each time the selling unitholder sells common units with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of August 1, 2003. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading "Where You Can Find More Information."

PACIFIC ENERGY PARTNERS, L.P.

        We are a publicly traded Delaware limited partnership formed in February 2002. On July 26, 2002, we completed an initial public offering of common units representing limited partner interests for gross proceeds of $167.7 million. We are engaged in the business of gathering, blending, transporting, storing, marketing and distributing crude oil in California and the Rocky Mountain region. We generate revenue primarily by charging tariff rates for transporting crude oil on our pipelines. We also generate revenue by blending, storing, marketing and trucking crude oil.

        We are managed by our general partner, Pacific Energy GP, Inc., a wholly owned subsidiary of The Anschutz Corporation, which is referred to in this prospectus as "Anschutz."

        Our address is 5900 Cherry Avenue, Long Beach, California 90805, and our telephone number is (562) 728-2800. Our website address is www.PacificEnergyPartners.com. The information contained in our website is not part of this prospectus.

        As used in this prospectus, "we," "us," "our" and "Pacific Energy Partners" mean Pacific Energy Partners, L.P. and, where the context requires, our operating company, Pacific Energy Group LLC, and its subsidiaries.

THE SUBSIDIARY GUARANTORS

        Pacific Energy Group LLC, Pacific Pipeline System LLC, Pacific Terminals LLC, Pacific Marketing and Transportation LLC, Rocky Mountain Pipeline System LLC, Anschutz Ranch East Pipeline LLC and Ranch Pipeline LLC are subsidiaries as of the date of this prospectus. We have a 100% ownership interest in Pacific Energy Group LLC, whose 100% owned subsidiaries consist of:

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  Pacific Pipeline System LLC, owner of Line 2000 and the Line 63 system;

  •
  Pacific Terminals LLC, owner of the Pacific Terminals storage and distribution system, which is comprised of the storage and pipeline distribution system assets recently acquired from Edison Pipeline and Terminal Company ("EPTC"), a division of Southern California Edison;

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  Pacific Marketing and Transportation LLC, owner of the PMT gathering and blending facilities;

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  Rocky Mountain Pipeline System LLC, owner of our interests in the Western Corridor system and the Salt Lake City Core system;

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  Anschutz Ranch East Pipeline LLC, owner of AREPI pipeline; and

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  Ranch Pipeline LLC, the owner of a 22.22% partnership interest in Frontier Pipeline Company, a Wyoming general partnership.

Pacific Energy Partners will, and Pacific Marketing and Transportation LLC, Rocky Mountain Pipeline System LLC, Anschutz Ranch East Pipeline LLC and Ranch Pipeline LLC may, unconditionally guarantee any series of debt securities of Pacific Energy Group LLC offered by this prospectus, as set forth in a related prospectus supplement. Pacific Energy Group LLC, Pacific Marketing and Transportation LLC, Rocky Mountain Pipeline System LLC, Anschutz Ranch East Pipeline LLC and Ranch Pipeline LLC may unconditionally guarantee any series of debt securities of Pacific Energy Partners offered by this prospectus, as set forth in a related prospectus supplement. As used in this prospectus, and when discussing guarantees, the term "subsidiary guarantors" means, as appropriate, Pacific Marketing and Transportation LLC, Rocky Mountain Pipeline System LLC, Anschutz Ranch East Pipeline LLC and Ranch Pipeline LLC and also includes Pacific Energy Group LLC when discussing subsidiary guarantees of the debt securities of Pacific Energy Partners. Pacific Pipeline System LLC and Pacific Terminals LLC are not subsidiary guarantors. The term "guarantor" means Pacific Energy Partners in its role as guarantor of the debt securities of Pacific Energy Group LLC.

RISK FACTORS

        An investment in the securities involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document in evaluating an investment in the securities.

        If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially and adversely affected. In that event, we may be unable to pay distributions to our unitholders, or pay interest on, or the principal of, any debt securities. In that event, the trading price of our common units could decline or you could lose all or part of your investment.

Risks Related to our Business

  We may not have sufficient cash from operations to pay the minimum quarterly distribution following establishment of cash reserves and after payment of fees and expenses, including payments to our general partner.

        We may not have sufficient available cash each quarter to pay the minimum quarterly distribution on all units. The amount of cash we can distribute on our common units principally depends upon the amount of cash we generate from our operations. The amount of cash we generate from our operations will fluctuate from quarter to quarter and will depend upon, among other things:

  •
  the volume of crude oil we transport through our pipelines;

  •
  the tariff rates we charge on our pipelines;

  •
  the percentage of storage capacity leased in the storage assets recently acquired;

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  the lease rates we charge on our storage tanks;

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  our blending and marketing margins;

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  the level of our operating costs, including payments to our general partner;

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  the level of competition from other pipelines; and

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  prevailing economic conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, such as:

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  the level of capital expenditures we make;

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  the restrictions contained in our debt agreements and our debt service requirements;

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  fluctuations in our working capital needs;

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  the cost of acquisitions, if any;

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  our ability to borrow under our working capital facility to make distributions; and

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  the amount, if any, of cash reserves established by our general partner, in its discretion.

        The amount of cash we have available for distribution depends primarily on our cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record a net loss and may not make cash distributions during periods when we record net income.

  A material decline in the volume of crude oil processed by any of the refineries we serve could reduce our ability to make distributions to our unitholders.

        Any significant reduction in the volume of crude oil processed at the refineries we serve could reduce the volume of crude oil we transport on our pipelines, or throughput, and result in our realizing materially lower levels of revenue and cash flow. This reduction could occur for a number of reasons, including:

  •
  A sustained decrease in demand for refined products, which could result from:

  —
  a local or national recession or other adverse economic condition that results in lower spending by businesses and consumers on gasoline, diesel fuel and jet fuel;

  —
  an increase in the market price of crude oil that leads to higher refined product prices, resulting in lower demand;

  —
  higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasoline or other refined products; or

  —
  a shift by consumers to more fuel-efficient or alternative fuel vehicles or an increase in fuel economy, whether as a result of technological advances by manufacturers, legislation mandating higher fuel economy or alternative fuel sources, or otherwise.

  •
  The refineries we serve could partially or completely shut down their operations, temporarily or permanently, due to factors affecting their ability to produce refined products such as:

  —
  unscheduled maintenance or catastrophic events at a refinery, such as a fire, flood, explosion or power outage;

  —
  labor difficulties that result in a work stoppage or slowdown at a refinery;

  —
  environmental proceedings or other litigation that require the halting of all or a portion of the operations at a refinery;

  —
  increasingly stringent environmental regulations, such as the Environmental Protection Agency's gasoline and diesel sulfur control requirements that limit the concentration of sulfur in motor gasoline and diesel fuel;

  —
  a governmental ban or other limitation on the use of any important feedstock or product of a refinery; or

  —
  other legislation or regulation that adversely impacts the economics of refinery operations.

  •
  The refineries we serve may be unsuccessful in competing against other existing or future sources of refined products in their markets, such as pipelines or marine barges or tankers that deliver refined products into the Los Angeles Basin or the Rocky Mountain region from refineries in other areas. For example, construction of a refined products pipeline system able to deliver products from refiners on the Texas Gulf Coast to Salt Lake City via a series of connected pipeline segments has been discussed by various companies for a number of years. If built, such a pipeline would compete with our Rocky Mountain operations.

  •
  The refineries we serve may not be able to secure adequate supplies of crude oil. For example, Line 2000 and Line 63 primarily serve refineries in the Los Angeles Basin. These refineries compete with refineries in the San Francisco Bay and central California areas for adequate supplies of crude oil produced in the San Joaquin Valley and California Outer Continental Shelf; and to the extent this crude oil is directed to the San Francisco refiners, a decision over which we have no control, our throughput volumes and revenue would be adversely affected.

  A material decrease in the production of crude oil from the oil fields served by our pipelines could materially reduce our ability to make distributions to our unitholders.

        The throughput on our pipelines depends on the availability of attractively priced crude oil produced from the fields served by our pipelines, or through connections with pipelines owned by third parties. Crude oil production may decline for a number of reasons, including natural declines due to depleting wells, a material decrease in the price of crude oil or the inability of producers to obtain necessary drilling or other permits from applicable governmental authorities. If we do not replace volumes lost due to a temporary or permanent material decrease in production, our throughput would decline, reducing our revenue and cash flow and adversely affecting our ability to make cash distributions to our unitholders.

        The crude oil producing fields served by our pipelines are experiencing a decline in production. In addition, declining Alaskan North Slope ("ANS") production may impact us in the future if shippers elect to replace ANS crude oil in San Francisco with crude oil produced in the San Joaquin Valley and California Outer Continental Shelf.

        A decrease in the price of crude oil, on either a temporary or permanent basis, may also affect the total volume of crude oil produced from the fields served by our pipelines. If crude oil prices were to decline significantly, as they did in 1998 and other periods in the past, production from the fields served by our pipelines may cease to be profitable and crude oil producers may decide to decrease or stop production. In addition, an increase in the price of natural gas or electricity, both of which are used in connection with an advanced recovery technique known as steam-flooding, could result in a decrease in steam-flood operations in the fields served by our pipelines and therefore reduce production.

        To maintain our throughput, new supplies of crude oil must be available to offset volumes lost because of declines in crude oil production. Replacement of lost volumes of crude oil is particularly difficult in an environment where production is declining and competition to gather available production is intense. It is difficult to attract producers to a new gathering system if the producer is already connected to one. As a result, we or third-party shippers on our pipeline systems may experience difficulty acquiring crude oil at the wellhead in areas where there are existing relationships between producers and other gatherers and purchasers of crude oil.

  If the refineries we serve process crude oil from locations to which our pipelines do not directly or indirectly connect, throughput on our pipelines could materially decline.

        Throughput on our West Coast pipelines serving the Los Angeles Basin decreases to the extent refineries in the Los Angeles Basin choose to process more ANS and foreign crude oil and less California crude oil. Refineries in the Los Angeles Basin currently process crude oil produced in California, Alaska and various foreign nations. Marine barges and tankers deliver ANS and foreign crude oil to the Ports of Los Angeles and Long Beach. This crude oil is then directed through third-party pipelines to the various refineries and terminal facilities serving the Los Angeles Basin. These waterborne deliveries compete with crude oil produced in the San Joaquin Valley and California Outer Continental Shelf that is transported to the Los Angeles Basin on Line 2000 and the Line 63 system. This decreases our West Coast operations' revenue and cash flow and could impair our ability to make distributions.

        New competing pipeline systems could also be built that deliver crude oil from other locations to the refineries that we serve. This could cause us to reduce our tariff rates or to experience reduced throughput.

  Due to our lack of asset diversification, adverse developments in our transportation and storage businesses could reduce our ability to make distributions to our unitholders.

        We rely primarily on the revenue generated from our transportation and storage businesses. Due to our lack of asset diversification, an adverse development in one of these businesses would have a significantly greater impact on our financial condition and results of operations than if we operated more diverse assets.

  Tariff rate regulation or a successful challenge to our tariff rates may reduce the tariff rates we charge and the amount of cash available for distribution to our unitholders.

        Interstate Pipelines.    The Federal Energy Regulatory Commission, or FERC, regulates the tariff rates for our interstate common carrier operations. Shippers may protest our tariffs, and the FERC may investigate the lawfulness of new or changed tariff rates. The FERC may also investigate tariff rates that have become final and effective and require refunds of amounts collected under tariff rates ultimately found unlawful. The FERC's ratemaking methodologies may limit our ability to set rates based on our true costs or may delay the use of tariff rates that reflect increased costs.

        In recent decisions involving unrelated oil pipeline limited partnerships, the FERC has ruled that these partnerships may not claim an income tax allowance for income allocable to non-corporate limited partners. A shipper could rely on these decisions and claim that, because of the creation of the partnership, the income tax allowance used to calculate our interstate tariff rates should be reduced. If the FERC were to disallow the inclusion of all or part of the income tax allowance, it may be more difficult to justify some of our tariff rates. Any reduction in our tariff rates would most likely result in lower revenue and cash flows and may reduce our ability to make cash distributions to our unitholders.

        Intrastate Pipelines and Terminals.    The majority of our intrastate pipeline and terminal operations are subject to regulation by state public utility commissions. A state commission may investigate our intrastate tariff rates or our terms and conditions of service on its own initiative or at the urging of a shipper or other interested party. If a state commission found that our cost based tariff rates were not justified, the state commission could order us to reduce our tariff rates. If a state commission were to withdraw or modify our authority or use certain non-cost based rates, such as market based rates or the authority to negotiate and enter into individual customer contracts, which we have for a significant portion of our facilities, our revenue and cash flows may be adversely affected, which could adversely affect our ability to make distributions to unitholders.

  We may be unsuccessful in competing against existing or future pipelines in the areas in which we currently operate or may operate in the future.

        Our principal competitors for large volume shipments of crude oil are other pipelines. For example, we compete with Express pipeline in transporting Canadian crude oil to the Rocky Mountain region. New crude oil pipelines could also be constructed in the areas served by our pipelines. Competition among common carrier pipelines is based primarily on transportation charges, access to producing areas and customer demand for crude oil. We compete to a lesser extent with trucks that deliver crude oil in several areas in which we serve. Some of our competitors have greater financial and other resources than we have. If we are unsuccessful in competing against other pipelines or trucking operations, throughput in our pipelines could be reduced and we may be unable to make cash distributions to our unitholders.

  We are exposed to the credit risk of our customers in the ordinary course of our business.

        In our gathering, blending and marketing business, when we purchase crude oil at the wellhead, we sometimes pay all or a portion of the production proceeds to an operator, who distributes those proceeds to the various interest owners. This arrangement may expose us to operator credit risk, and we must determine whether the operators have sufficient financial resources to make these payments and distributions and to indemnify and defend us in case of a protest, action or complaint. Even if our credit review and analysis mechanisms work properly, we may experience losses in dealings with operators and other parties.

  Our operations are subject to federal, state and local laws and regulations, including those relating to environmental protection and operations and safety, that could require us to make substantial expenditures.

        Our operations are subject to federal, state and local laws and regulations relating to environmental protection and operations and safety. Many of these laws and regulations impose increasingly stringent permitting and operating requirements. In addition, these laws and regulations are subject to change, which change could result in an increase in our ongoing cost of compliance and have an adverse effect on our operations. We could, therefore, be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from compliance with future required operating permits. Failure to comply with these environmental laws and regulations could result in the assessment of administrative, civil or criminal penalties and, in some instances, the issuance of injunctions to limit or cease operations. In addition, there are risks of accidental releases associated with our operations, such as leaks or spills of crude oil from our pipelines or storage facilities, which could result in significant liabilities arising from environmental cleanup and restoration costs and claims for personal injury and property damage. If we were unable to recover such costs through insurance or increased tariff rates, cash distributions to our unitholders could be adversely affected.

        We also own or lease a number of properties that have been used to store or distribute crude oil for many years. Crude oil and wastes associated with these historical activities may have been disposed of or released into the environment at these properties or at other locations where such materials may have been taken for disposal. In addition, most of these properties have been operated by third parties whose handling, disposal and release of crude oil and waste materials were not under our control. We could incur significant liabilities for cleanup and restoration costs and claims for personal injury and property damage related to these historical activities.

        Our operations are also subject to extensive operations and safety regulation. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the crude oil industry and its individual participants. The failure to comply with these rules and regulations can result in substantial penalties. The regulatory burden on the crude oil industry increases our cost of doing business and, consequently, affects our profitability.

  Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

        Our operations are subject to operational hazards and unforeseen interruptions, such as natural disasters, accidents, fires, explosions, hazardous materials releases, acts of terrorism or other events beyond our control. A casualty might result in personal injury or loss of life, loss of equipment or loss of or extensive damage to property, as well as an interruption in our operations or the operations of the refineries to which we deliver. A significant portion of our assets are located in California, which has a high incidence of earthquakes. There is certain insurance coverage that we have elected not to purchase, such as business interruption insurance. In addition, we may not be able to maintain our existing insurance coverage or obtain new coverage of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. We have elected not to extend our pollution liability insurance to cover terrorist attacks. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

  Any reduction in the capability of, or the allocations to our shippers on, connecting, third-party pipelines could cause a reduction of throughput on our pipelines and could reduce the amount of cash available for distribution to our unitholders.

        We depend upon connections to third-party pipelines to deliver crude oil to some of our customers. Any reduction of capabilities in these connecting pipelines due to testing, line repair, reduced operating pressures, a decline in production associated with the third-party system or other causes could result in reduced throughput on pipelines. Similarly, any reduction in the allocations to our shippers on these connecting pipelines because additional shippers begin transporting volumes over the pipelines could also result in reduced throughput on our pipelines. Any reduction in throughput on our pipelines could adversely affect our revenue and cash flow and our ability to make distributions to our unitholders.

  We are dependent on a small number of customers for a substantial portion of our revenue.

        In 2002, the following customers represented greater than 10% of net revenue for our West Coast operations: ChevronTexaco; ExxonMobil; Shell; ConocoPhillips and Valero. In addition, the following customers represented greater than 10% of net revenue for our Rocky Mountain operations: BP; ChevronTexaco; ConocoPhillips and Tesoro. The loss of any of these customers, a decline in their credit worthiness or a substantial reduction in their shipments on our pipelines, could adversely affect our results of operations and cash flows and our ability to make distributions to our unitholders.

  We are dependent on use of a third-party marine dock for delivery of waterborne products into our storage and distribution facilities.

        A portion of our storage and distribution business conducted in the Los Angeles area is dependent on our ability to receive waterborne crude oil and other dark products, which are presently being received through dock facilities operated by Shell Oil Products US in the Port of Long Beach. The agreement that allows us to utilize these dock facilities expires in October 2005, and there is no guarantee that it will be renewed. If this agreement is not renewed and if other alternative dock access cannot be arranged, the volumes of crude oil and other dark products that we presently receive from our customers may be reduced, which could result in a reduction of storage and distribution revenue and cash flow, which could adversely affect our ability to make distributions to unitholders.

  Our ability to execute our acquisition strategy may be impaired if we are unable to complete accretive acquisitions on acceptable terms or access new capital.

        Our ability to grow will depend principally on our ability to complete attractive acquisitions. We may be unable to identify attractive acquisition candidates or to complete acquisitions on economically acceptable terms. Acquisition transactions can occur quickly and at any time and may be significant in size relative to the size of our existing asset base. We may need new capital to finance these acquisitions, and limitations on our ability to access new sources of capital may impair our ability to make acquisitions. If we are able to access new sources of capital, but only at more expensive rates, our ability to make accretive acquisitions will be limited. Our ability to maintain our capital structure may impact the market value of our common units.

  Our debt levels or restrictions in our debt agreements may prevent us from engaging in some beneficial transactions or paying distributions if we are in default.

        At June 30, 2003, our total outstanding long-term indebtedness was $225.0 million, consisting entirely of the principal amount of our senior secured term loan. Our payment of principal and interest on this indebtedness will reduce the cash available for distribution on our units. We are prohibited by our credit agreement from making cash distributions during an event of default or if the payment of a distribution would cause an event of default. Various limitations in our credit agreement may reduce our ability to incur additional debt or to engage in some transactions and therefore to make acquisitions or pursue other business opportunities. Any subsequent refinancing of our current debt or any new debt could have similar or greater restrictions.

Risks Inherent in an Investment in Us

  Cost reimbursements to our general partner, which are determined in our general partner's sole discretion, may be substantial and reduce our cash available for distribution to you.

        Our general partner is entitled to be reimbursed for all expenses it incurs on our behalf. Our general partner has sole discretion in determining the amount of these expenses. Our obligation to reimburse our general partner for expenses may be substantial. These cost reimbursements to our general partner reduce the amount of available cash for distribution to our unitholders. Our general partner and its affiliates also may provide us other services for which we will be charged fees as determined by our general partner.

  Our general partner's discretion in establishing cash reserves may reduce the amount of cash available for distribution to you.

        Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that, in its reasonable discretion, are necessary to fund our future operating expenditures. In addition, our partnership agreement permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves affect the amount of cash available for distribution to you.

  Anschutz and its affiliates have conflicts of interest with, and limited fiduciary responsibilities to, our unitholders, which may permit them to favor their own interests to your detriment.

        As of August 1, 2003, Anschutz and its affiliates owned an aggregate 59.6% interest in us, consisting of the 2% general partner interest and a 57.6% limited partner interest, and owns and controls our general partner. Conflicts of interest may arise between Anschutz and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

  •
  neither our partnership agreement nor any other agreement requires Anschutz to pursue a business strategy that favors us or utilizes our assets. The directors and officers of Anschutz have a fiduciary duty to make decisions in the best interests of the stockholder of Anschutz;

  •
  Anschutz and its affiliates may engage in limited competition with us;

  •
  our general partner is allowed to take into account the interests of parties other than us, such as Anschutz, in resolving conflicts of interest;

  •
  under Delaware law, our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

  •
  our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and cash reserves, each of which can affect the amount of cash, if any, that is distributed to our unitholders;

  •
  our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

  •
  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf;

  •
  our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates; and

  •
  our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

  Our partnership agreement limits our general partner's fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that reduce the obligations to which our general partner would otherwise be held by state-law fiduciary duty standards. For example, our partnership agreement:

  •
  permits our general partner to make a number of decisions in its "sole discretion." This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

  •
  provides that our general partner is entitled to make other decisions in its "reasonable discretion";

  •
  generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to us and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the interests of all parties involved, including its own; and

  •
  provides that our general partner and its officers and directors are not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions if our general partner and those other persons acted in good faith.

        In order to become a limited partner of our partnership, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above.

  Even if unitholders are dissatisfied, they cannot easily remove our general partner, which could lower the trading price of the common units.

        Our general partner manages and operates us. Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business, and therefore limited ability to influence management's decisions regarding our business. Unitholders did not elect our general partner or its board of directors and have no right to elect our general partner or its board of directors on an annual or other continuing basis.

        The board of directors of our general partner is chosen by Anschutz. The directors of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to Anschutz, the ultimate owner of our general partner.

        Furthermore, if unitholders are dissatisfied with the performance of our general partner, they have little ability to remove our general partner. Our general partner generally may not be removed except upon the vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class. Because our general partner controls approximately 58.8% of all the units representing limited partner interests, our general partner currently cannot be removed without its consent. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal of the general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which preferences would otherwise have continued until we had met certain distribution and performance tests.

        Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of our unitholders' dissatisfaction with our general partner's performance in managing our partnership will most likely result in the early termination of the subordination period.

        Furthermore, unitholders' voting rights are further restricted by the partnership agreement provision which states that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. In addition, our partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

        As a result of these provisions, the price at which the common units trade may be lower because of the absence or reduction of a takeover premium in the trading price.

  The control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, there is no restriction in our partnership agreement on Anschutz's ability, as the ultimate owner of our general partner, to transfer its ownership interest in the general partner to a third party. The new owner of the general partner would then be in a position to replace the board of directors and officers of the general partner with its own choices and to control the decisions made and actions taken by the board of directors and officers.

  We may issue additional units without your approval, which would dilute your ownership interests.

        During the subordination period, our general partner may cause us to issue up to 5,232,500 additional common units without unitholder approval. Our general partner may also cause us to issue an unlimited number of additional common units or other partnership securities of equal rank with the common units, without unitholder approval, in a number of circumstances such as:

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  the issuance of common units in connection with acquisitions or capital improvements that our general partner determines would increase the amount of cash flow from operations per unit on a pro forma or estimated pro forma basis;

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  the conversion of subordinated units into common units;

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  the conversion of units of equal rank with the common units into common units under some circumstances;

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  the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal of our general partner;

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  issuances of common units pursuant to employee benefit plans; or

  •
  issuances of common units to repay certain indebtedness.

        Upon the expiration of the subordination period, we may issue an unlimited number of common units or other partnership securities without the approval of our unitholders. Our partnership agreement does not give our unitholders the right to approve our issuance of partnership securities ranking junior to the common units at any time.

        The issuance of additional common units or other partnership securities of equal or senior rank will have the following effects:

  •
  our unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

  Our general partner may cause us to borrow funds in order to make cash distributions, even if the purpose or effect of the borrowing benefits the general partner or its affiliates.

        In some instances, our general partner may cause us to borrow funds from affiliates of Anschutz or from third parties to make cash distributions. These borrowings are permitted even if the purpose and effect of the borrowing is to enable us to make a distribution on the subordinated units, to make incentive distributions or to hasten the expiration of the subordination period.

  Our general partner has a limited right to buy out minority unitholders if it owns more than 80% of the common units, which may require you to sell your common units against your will and at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, to acquire all, but not less than all, of the remaining common units held by unaffiliated unitholders. As a result, you may be required to sell your common units against your will and at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units.

        If our general partner exercises its buy out right, the common units will be purchased at the greater of:

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  the most recent 20-day average trading price ending on the date three days prior to the date the notice of purchase is mailed; or

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  the highest price paid by our general partner or its affiliates to acquire common units during the prior 90 days.

        Our general partner can assign its limited call right to an affiliate or to us.

  Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for our obligations as if you were a general partner if:

  •
  a court or government agency determined that we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

  Unitholders may have liability to repay distributions.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Assignees who become substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the assignee at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Risks Related to Debt Securities

  We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

        We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in our subsidiaries. As a result, our ability to make required payments on the debt securities depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and applicable state partnership laws and other laws and regulations. Pursuant to the credit facilities, we may be required to establish cash reserves for the future payment of principal and interest on the amounts outstanding under the credit facilities. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the debt securities, or to repurchase the debt securities upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the debt securities. We cannot assure you that we would be able to refinance the debt securities.

  If we issue unsecured debt securities, your right to receive payments on the debt securities will be unsecured and will be effectively subordinated to our existing and future secured indebtedness and to indebtedness of any of our subsidiaries who do not guarantee the debt securities.

        Any unsecured debt securities, including any guarantees, issued by us, Pacific Energy Group LLC or any subsidiary guarantors will be effectively subordinated to the claims of our secured creditors. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business or that of Pacific Energy Group LLC or any subsidiary guarantors, their secured creditors would generally have the right to be paid in full before any distribution is made to the holders of the unsecured debt securities. Furthermore, if any of our subsidiaries do not guarantee the unsecured securities, these debt securities will be effectively subordinated to the claims of all creditors, including trade creditors and tort claimants, of those subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to the issuer of the unsecured debt securities or the holders of the unsecured debt securities.

  We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the debt securities or to repay them at maturity.

        Unlike a corporation, our partnership agreement requires us to distribute on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash on hand at the end of each quarter, after payment of fees and expenses and the establishment of cash reserves by our general partner in its discretion. Our general partner determines the amount and timing of cash distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating partnerships in amounts the general partner determines in its reasonable discretion to be necessary or appropriate:

  •
  to provide for the proper conduct of our business and the businesses of our operating partnerships (including reserves for future capital expenditures and for our anticipated future credit needs),

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  to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters, or

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  to comply with applicable law or any of our loan or other agreements.

        Depending on the timing and amount of our cash distributions to unitholders and because we are not required to accumulate cash for the purpose of meeting obligations to holders of any debt securities, such distributions could significantly reduce the cash available to us in subsequent periods to make payments on any debt securities.

Tax Risks

        You should read "Material Tax Consequences" for a more complete discussion of the expected federal income tax consequences of owning and disposing of common units.

  The IRS could treat us as a corporation for tax purposes, which would substantially reduce any cash available for distribution to our unitholders.

        The anticipated after-tax benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter that affects us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rates, currently at a maximum rate of 35%, and would likely pay state income tax at varying rates. Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gain, loss, or deduction would flow through to our unitholders. Because a tax would be imposed on us as a corporation, our cash available for distribution to our unitholders would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders and therefore would likely result in a substantial reduction in the value of our common units. Moreover, treating us as a corporation would materially and adversely affect our ability to make payments on our debt securities.

        Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution would be reduced. Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount and the target distribution amount will be adjusted to reflect the impact of that law on us.

  A successful IRS contest of the federal income tax positions we take may adversely impact the market for our common units, and the costs of any contest will reduce cash available for distribution to our unitholders and our general partner.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter that affects us. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may disagree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner.

  Unitholders may be required to pay taxes on income from us even if they do not receive any cash distributions from us.

        Unitholders will be required to pay any federal income taxes and, in some cases, state, local and foreign income taxes on their share of our taxable income, whether or not they receive cash distributions from us. Unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the tax liability that results from the taxation of their share of our taxable income.

  Tax gain or loss on disposition of our common units could be different than expected.

        A unitholder who sells common units will recognize a gain or loss equal to the difference between the amount realized and the adjusted tax basis in those common units. Prior distributions to a unitholder in excess of the total net taxable income allocated to that unitholder, which decreased the tax basis in that unitholder's common unit, will, in effect, become taxable income to that unitholder if the common unit is sold at a price greater than that unitholder's tax basis in that common unit, even if the price is less than the original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to that unitholder. Should the IRS successfully contest some of the positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

  Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to such a unitholder. Very little of our income will be qualifying income to a regulated investment company. Distributions to non-U.S. persons will be reduced by withholding taxes imposed at the highest effective tax rate applicable to individuals, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

  We have registered as a tax shelter. This may increase the risk of an IRS audit of us or our unitholders.

        We are registered as a tax shelter with the Secretary of the Treasury. Our tax shelter registration number is 02212000004. The IRS requires that some types of entities, including some partnerships, register as tax shelters in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profit interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments to, and may lead to audits of, the tax returns of individual unitholders, including adjustments unrelated to us. You will bear the cost of any expense incurred in connection with the examination of your personal tax returns.

  We treat each purchaser of our common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders' tax returns.

  Unitholders may be subject to state and local taxes and return filing requirements.

        In addition to federal income taxes, unitholders will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if our unitholders do not reside in any of those jurisdictions. Our unitholders will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. We own assets and do business in California, Montana, Wyoming, Colorado and Utah. Of these states, only Wyoming does not currently impose a personal income tax. It is the responsibility of each unitholder to file all United States federal, foreign, state and local tax returns that may be required of such unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information it has filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this prospectus until the termination of each offering under this prospectus.

  •
  The audited balance sheet of our general partner contained in the Current Report on Form 8-K, filed August 1, 2003.

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  Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed May 13, 2003.

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed March 27, 2003.

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  The description of our common units contained in the Registration Statement on Form 8-A, filed June 3, 2002.

        We make available free of charge on or through our Internet website, www.PacificEnergyPartners.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

        You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Pacific Energy Partners, L.P. Attn: Investor Relations 5900 Cherry Avenue Long Beach, California 90805-4408 (562) 728-2800

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the SEC that is incorporated by reference herein, is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

        Some of the information included in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference contain forward-looking statements. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts, including statements that use terms such as "anticipate," "assume," "believe," "estimate," "expect," "forecast," "intend," "plan," "position," "predict," "project," or "strategy" or the negative connotation or other variations of such terms or other similar terminology. In particular, statements, express or implied, regarding our future results of operations or our ability to generate sales, income or cash flow or to make distributions to unitholders are forward-looking statements. Forward-looking statements are not guarantees of performance. Such statements are based on management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict.

        We caution you that the forward-looking statements in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference are subject to all of the risks and uncertainties, many of which are beyond our control, incident to gathering, blending, transporting, storing, marketing and distributing crude oil. See "Risk Factors" beginning on page 3 of this prospectus for a more detailed description of these and other factors that may affect the forward-looking statements. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. You should not put undue reliance on these statements. We disclaim any obligation to announce publicly the result of any revision to any of the forward-looking statements to reflect future events or developments.

USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general partnership purposes, including repayment of debt, future acquisitions and other capital expenditures and additions to working capital. We will not receive any proceeds from the sale of the common units by the selling unitholder.

        The actual application of proceeds we receive from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

RATIOS OF EARNINGS TO FIXED CHARGES

        The ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Year Ended December 31,			Three Months Ended June 30,
	2000	2001	2002	2002	2003
Pacific Energy Partners, L.P.	1.78	2.60	3.91	5.99	2.52
Pacific Energy Group LLC	1.78	2.60	3.91	5.99	2.52

        Ratios set forth in the table above relating to periods commencing prior to July 26, 2002 relate to our predecessor.

        For purposes of calculating the ratios of earnings to fixed charges:

  •
  "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

  •
  "earnings" represent the aggregate of income from continuing operations (before adjustment for equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

DESCRIPTION OF DEBT SECURITIES

        The debt securities may be issued by Pacific Energy Partners or Pacific Energy Group LLC. Pacific Energy Partners will issue debt securities under an indenture among Pacific Energy Partners, as issuer, a trustee, and the subsidiary guarantors. Pacific Energy Group LLC will issue debt securities under a separate indenture among Pacific Energy Group LLC, as issuer, a trustee, Pacific Energy Partners, as guarantor, and the subsidiary guarantors. The term "trustee" as used in this prospectus shall refer to the trustee under either of the above indentures. The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

        This description is a summary of the material provisions of the debt securities and the indentures. We urge you to read the forms of indentures filed as exhibits to the registration statement of which this prospectus is a part because those indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "indenture" refer to the particular indenture under which Pacific Energy Partners or Pacific Energy Group LLC issues a series of debt securities.

General

  Debt Securities

        Any series of debt securities:

  •
  will be general obligations of the related issuer;

  •
  will be general obligations of the guarantor if they are issued by Pacific Energy Group LLC;

  •
  will be general obligations of the subsidiary guarantors if they are guaranteed by the subsidiary guarantors; and

  •
  may be subordinated to our senior indebtedness.

        The indenture does not limit the total amount of debt securities that may be issued. Debt securities under the indenture may be issued from time to time in separate series, up to the aggregate amount authorized for each such series.

        We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of the general partner and accompanying officers' certificate relating to any series of debt securities that Pacific Energy Partners or Pacific Energy Group LLC offers, which will include specific terms relating to some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the date or dates on which the debt securities may be issued;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any right the issuer may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

  •
  the dates on which the principal and premium, if any, of the debt securities will be payable;

  •
  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate the issuer to repurchase or otherwise redeem the debt securities;

  •
  whether the debt securities are entitled to the benefits of any guarantees by the subsidiary guarantors;

  •
  whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

  •
  any changes to or additional events of default or covenants; and

  •
  any other terms of the debt securities.

        This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

  •
  debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

  •
  debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

  •
  debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

  •
  variable rate debt securities that are exchangeable for fixed rate debt securities.

Guarantee of Pacific Energy Partners

        Pacific Energy Partners will fully, irrevocably and unconditionally guarantee on an unsecured basis all series of debt securities of Pacific Energy Group LLC, and will execute a notation of guarantee as further evidence of its guarantee. As used in this prospectus, the term "guarantor" means Pacific Energy Partners in its role as guarantor of the debt securities of Pacific Energy Group LLC.

The Subsidiary Guarantees

        The payment obligations of Pacific Energy Partners or Pacific Energy Group LLC under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by the subsidiary guarantors. If a series of debt securities are so guaranteed, the subsidiary guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the subsidiary guarantors.

        The obligations of each subsidiary guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the subsidiary guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the subsidiary guarantor; and

  •
  any collections from or payments made by or on behalf of any other subsidiary guarantors in respect of the obligations of the subsidiary guarantor under its guarantee.

        The guarantee of any subsidiary guarantor may be released under certain circumstances. If no default has occurred and is continuing under the indenture, and to the extent not otherwise prohibited by the indenture, a subsidiary guarantor will be unconditionally released and discharged from the guarantee:

  •
  automatically upon any sale, exchange or transfer, to any person that is not an affiliate of the issuer, of all of the issuer's direct or indirect limited liability company or other equity interests in the subsidiary guarantor;

  •
  automatically upon the merger of the subsidiary guarantor into the issuer or any other subsidiary guarantor or the liquidation and dissolution of the subsidiary guarantor; or

  •
  following delivery of a written notice by the issuer to the trustee, upon the release of all guarantees by the subsidiary guarantor of any debt of the issuer for borrowed money (or a guarantee of such debt), except for any series of debt securities.

Covenants

  Reports

        The indenture contains the following covenant for the benefit of the holders of all series of debt securities:

        So long as any debt securities are outstanding, Pacific Energy Partners will:

  •
  for as long as it is required to file information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), file with the trustee, within 15 days after it is required to file with the SEC, copies of the annual report and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act;

  •
  if it is not required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after it would have been required to file with the SEC, financial statements and a Management's Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and

  •
  if it is required to furnish annual or quarterly reports to our unitholders pursuant to the Exchange Act, file with the trustee any annual report or other reports sent to unitholders generally.

        A series of debt securities may contain additional financial and other covenants. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

  Events of Default

        Each of the following events will be an "event of default" under the indenture with respect to a series of debt securities:

  •
  default in any payment of interest on any debt securities of that series when due that continues for 30 days;

  •
  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

  •
  default in the payment of any sinking fund payment on any debt securities of that series when due;

  •
  failure by the issuer or, if the series of debt securities is guaranteed by a guarantor, the guarantor, to comply for 60 days after notice with the other agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series;

  •
  certain events of bankruptcy, insolvency or reorganization of the issuer or, if the series of debt securities is guaranteed, of the guarantors; or

  •
  if the series of debt securities is guaranteed by the guarantor or the subsidiary guarantors:

  —
  any of the guarantees ceases to be in full force and effect, except as otherwise provided in the indenture;

  —
  any of the guarantees is declared null and void in a judicial proceeding; or

  —
  the guarantor or any subsidiary guarantor denies or disaffirms its obligations under the indenture or its guarantee.

  Exercise of Remedies

        If an event of default, other than an event of default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

        A default under the fourth bullet point above will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by guarantor and/or the subsidiary guarantors, the guarantor and/or the subsidiary guarantors, of the default and such default is not cured within 60 days after receipt of notice.

        If an event of default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

        The holders of a majority in principal amount of the outstanding debt securities of a series may:

  •
  waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

  •
  rescind any declaration of acceleration by the trustee or the holders with respect to the debt securities of that series, but only if:

  —
  rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

  —
  all existing events of default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

        If an event of default occurs and is continuing, the trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

  •
  such holder has previously given the trustee notice that an event of default with respect to that series is continuing;

  •
  holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

  •
  such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense;

  •
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

  •
  conflicts with law;

  •
  is inconsistent with any provision of the indenture;

  •
  the trustee determines is unduly prejudicial to the rights of any other holder; or

  •
  would involve the trustee in personal liability.

  Notice of Event of Default

        Within 30 days after the occurrence of an event of default, we are required to give written notice to the trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the indenture or whether any default or event of default has occurred during the previous year.

        If an event of default occurs and is continuing and is known to the trustee, the trustee must mail to each holder a notice of the event of default by the later of 90 days after the event of default occurs or 30 days after the trustee knows of the event of default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

        The issuer may amend the indenture without the consent of any holder of debt securities to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  convey, transfer, assign, mortgage or pledge any property to or with the trustee;

  •
  provide for the assumption by a successor of our obligations under the indenture;

  •
  add subsidiary guarantors with respect to the debt securities;

  •
  change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

  •
  secure the debt securities;

  •
  add covenants for the benefit of the holders or surrender any right or power conferred upon the issuer, the guarantor or any subsidiary guarantor;

  •
  make any change that does not adversely affect the rights of any holder;

  •
  add or appoint a successor or separate trustee; or

  •
  comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939.

        In addition, the issuer may amend the indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the indenture consent to it. The issuer may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the indenture to:

  •
  reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

  •
  reduce the rate of or extend the time for payment of interest on any debt securities;

  •
  reduce the principal of or extend the stated maturity of any debt securities;

  •
  reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

  •
  make any debt securities payable in other than U.S. dollars;

  •
  impair the right of any holder to receive payment of premium, principal or interest with respect to such holder's debt securities on or after the applicable due date;

  •
  impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

  •
  release any security that has been granted in respect of the debt securities;

  •
  make any change in the amendment provisions which require each holder's consent;

  •
  make any change in the waiver provisions; or

  •
  release the guarantor or a subsidiary guarantor or modify the guarantor's or such subsidiary guarantor's guarantee in any manner adverse to the holders.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the issuer is required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the trustee, may waive:

  •
  compliance by the issuer, the guarantor or a subsidiary guarantor with certain restrictive provisions of the indenture; and

  •
  any past default under the indenture, subject to certain rights of the trustee under the indenture;

except that such majority of holders may not waive a default:

  •
  in the payment of principal, premium or interest; or

  •
  in respect of a provision that under the indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

        At any time, the issuer may terminate, with respect to debt securities of a particular series, all its obligations under such series of debt securities and the indenture, which we call a "legal defeasance." If the issuer decides to make a legal defeasance, however, the issuer may not terminate its obligations:

  •
  relating to the defeasance trust;

  •
  to register the transfer or exchange of the debt securities;

  •
  to replace mutilated, destroyed, lost or stolen debt securities; or

  •
  to maintain a registrar and paying agent in respect of the debt securities.

        If the issuer exercises its legal defeasance option, any guarantee will terminate with respect to that series of debt securities.

        At any time the issuer may also effect a "covenant defeasance," which means it has elected to terminate its obligations under:

  •
  covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

  •
  the bankruptcy provisions with respect to the guarantor or the subsidiary guarantors, if any; and

  •
  the guarantee provision described under "Events of Default" above with respect to a series of debt securities.

        The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option. If the legal defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an event of default with respect to that series. If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an event of default specified in the fourth, fifth (with respect only to the guarantor or a subsidiary guarantor (if any) or sixth bullet points under "Events of Default" above or an event of default that is added specifically for such series and described in a prospectus supplement.

        In order to exercise either defeasance option, the issuer must:

  •
  irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

  •
  comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

  •
  deliver to the trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

No Personal Liability of General Partner

        Our general partner and its directors, officers, employees, incorporators and stockholders, as such, will not be liable for:

  •
  any of our obligations or of Pacific Energy Group LLC or the obligations of the guarantor or the subsidiary guarantors under the debt securities, the indentures or the guarantees; or

  •
  any claim based on, in respect of, or by reason of, such obligations or their creation.

        By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Book Entry, Delivery and Form

        A series of debt securities may be issued in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or "DTC," will act as depositary. If a series of debt securities is issued in book-entry form, one or more global certificates will be issued and deposited with or on behalf of DTC and physical certificates will not be issued to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

        DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

        DTC advises us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the United States Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

        DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        Principal, premium, if any, and interest payments due on the global securities will be wired to DTC's nominee. The issuer, the trustee and any paying agent will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, the issuer, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

        Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee or us.

        Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the issuer within 90 days; or

  •
  the issuer determines not to require all of the debt securities of a series to be represented by a global security and notifies the trustee of the decision.

The Trustee

        A separate trustee may be appointed for any series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF OUR COMMON UNITS

        Our common units represent limited partner interests in us that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units, holders of subordinated units, and our general partner in and to partnership distributions, together with a description of the circumstances under which subordinated units convert into common units, see "Cash Distributions" in this prospectus.

        Our outstanding common units are listed on the New York Stock Exchange under the symbol "PPX."

        The transfer agent and registrar for our common units is American Stock Transfer & Trust Company.

Status as Limited Partner or Assignee

        Except as described under "— Limited Liability," the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.

Transfer of Common Units

        Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

  •
  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in our partnership;

  •
  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

  •
  represents that he has the capacity, power and authority to enter into the partnership agreement;

  •
  grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in the partnership agreement; and

  •
  makes the consents and waivers contained in the partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. The general partner may withhold its consent in its sole discretion.

        Transfer applications may be completed, executed and delivered by a purchaser's broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders' rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the purchased common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

  •
  may not receive some federal income tax information or reports furnished to record holders of common units.

        Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Limited Liability

  Participation in the Control of Our Partnership

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as the general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

  Unlawful Partnership Distributions

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property that is subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from our partnership agreement.

  Failure to Comply With the Limited Liability Provisions of Jurisdictions In Which We Do Business

        Our subsidiaries currently conduct business in five states: California, Montana, Wyoming, Utah and Colorado. Maintenance of limited liability for Pacific Energy Partners, as the sole member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our member interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner as our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in our partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the partnership agreement, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  •
  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. Our amended and restated partnership agreement, as amended, has been filed with the SEC, and is incorporated by reference in this prospectus. The following provisions of our partnership agreement are described elsewhere in this prospectus:

  •
  with regard to the transfer of common units, please read "Description of our Common Units — Transfer of Common Units;"

  •
  with regard to distributions of available cash, please read "Cash Distributions;" and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization

        We were formed on February 15, 2002 and have a perpetual existence.

Purpose

        Our purpose under our partnership agreement is limited to serving as a member of our operating company and engaging in any business activities that may be engaged in by our operating company or that are approved by our general partner. The operating agreement of our operating company provides that it may, directly or indirectly, engage in:

  •
  all aspects of the blending, gathering, marketing, transporting, storing and distributing of oil and gas and products derived therefrom, including investing, buying, holding, selling and otherwise dealing in entities that engage in any such activities;

  •
  any and all other ancillary and lawful business, purpose or activity deemed necessary or appropriate by our partnership, as the sole member of our operating company, in furtherance of the activities described above; and

  •
  any and all other lawful business, purpose or activity deemed necessary or appropriate by us and in which a limited liability company may be engaged under the Delaware Limited Liability Company Act and other applicable law.

Notwithstanding the foregoing, our general partner does not have the authority to cause us to engage, directly or indirectly, in any business activity that it reasonably determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us, our operating company or its subsidiaries to engage in activities other than the ownership and operation of crude oil pipelines and related activities as described in this prospectus, our general partner has no current plans to do so. Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner and each person who acquires a unit from a unitholder and executes and delivers a transfer application grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority for some amendments of, and consents and waivers under, our partnership agreement. See below under "— Amendment of the Partnership Agreement."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described under "Description of our Common Units — Limited Liability."

Voting Rights

        The following matters require the unitholder vote specified below:

Issuance of additional common units or units of equal rank with the common units during the subordination period	Unit majority, with certain exceptions described under "— Issuance of Additional Securities."
Issuance of units senior to the common units during the subordination period	Unit majority.
Issuance of units junior to the common units during the subordination period	No approval right.
Issuance of additional units after the subordination period	No approval right.
Amendment of the partnership agreement
Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "— Amendment of the Partnership Agreement."
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read "— Merger, Sale or Other Disposition of Assets."
Amendment of the limited liability company agreement and other action taken by us as sole member of the operating company
Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read "— Actions Relating to Operating Company."
Dissolution of our partnership	Unit majority. Please read "— Termination and Dissolution."
Reconstitution of our partnership upon dissolution	Unit majority.
Withdrawal of our general partner
The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2012 in a manner which would cause a dissolution of our partnership. Please read "— Withdrawal or Removal of the General Partner."
Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read "— Withdrawal or Removal of the General Partner."

Transfer of the general partner interest
We may transfer the general partner interest without a vote of our unitholders in connection with our general partner's merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2012. Please read "— Transfer of General Partner Interest."
Transfer of incentive distribution rights
Except for transfers to an affiliate or another person as part of our general partner's merger or consolidation with or into, or sale of all or substantially all of its assets to, such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2012. Please read "— Transfer of Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval required at any time. Please read "— Transfer of Ownership Interests in the General Partner."

        Matters requiring the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the common units.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional common units and other partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of the unitholders. During the subordination period, however, except as set forth in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 5,232,500 additional common units or units on a parity with the common units, in each case, without the approval of the holders of a unit majority.

        During the subordination period or thereafter, we may issue an unlimited number of common units, without the approval of the unitholders, as follows:

  •
  upon conversion of the subordinated units;

  •
  under employee benefit plans;

  •
  upon conversion of the general partner interest and incentive distribution rights as a result of a withdrawal of our general partner;

  •
  upon conversion of units of equal rank with the common units into common units under some circumstances;

  •
  in the event of a combination or subdivision of common units;

  •
  to finance an acquisition or a capital improvement that our general partner determines would increase the amount of adjusted operating surplus per unit on a pro forma or estimated pro forma basis;

  •
  if the proceeds of the issuance are used exclusively to repay certain of our indebtedness; or

  •
  if the net proceeds of the issuance are used to redeem an equal number of common units at a price per unit equal to the net proceeds per unit, before expenses, received by us for such issuance.

        It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, have special voting rights to which the common units are not entitled.

        Upon issuance of additional common units or other partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent our general partner, which may be given or withheld in its sole discretion;

  •
  change the term of our partnership;

  •
  provide that we are not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

  •
  give any person the right to dissolve our partnership other than our general partner's right to dissolve our partnership with the approval of a unit majority.

        The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended only upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Our general partner owns approximately 58.8% of the outstanding units.

  No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  •
  a change that, in the sole discretion of our general partner, is necessary or advisable to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of us, our operating company, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

  •
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  •
  any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

  •
  a change in our fiscal year or taxable year and related changes; and

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  •
  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in the best interests of us and our limited partners;

  •
  are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Unitholder Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Unitholder Approval" should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in our partnership.

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Actions Relating to Operating Company

        Without the approval of a unit majority, our general partner is prohibited from consenting on our behalf as the sole member of the operating company to any amendment to the operating agreement of our operating company or taking any action on our behalf permitted to be taken by a member of our operating company, in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our operating company; provided that our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

        If the conditions specified in the partnership agreement are satisfied, our general partner may merge our partnership or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  the sale, exchange or other disposition of all or substantially all of the assets and properties of our partnership and our subsidiaries;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under the last bullet point above, the holders of units representing a unit majority, may also elect, within specific time limitations, to reconstitute our partnership and continue our business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to receipt by us of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  none of our partnership, the reconstituted limited partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distributions — Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as general partner of our partnership prior to June 30, 2012 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2012, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in our partnership without the approval of the unitholders. Please read "— Transfer of General Partner Interest."

        Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in our partnership, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of units representing a unit majority, agree in writing to continue our business and to appoint a successor general partner. Please read "— Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. Our general partner currently owns 58.8% of the outstanding units. In addition to this required unitholder approval, regulatory approvals may be required to remove our general partner.

        Our partnership agreement also provides that if the general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

        In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to June 30, 2012 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters. Our general partner and its affiliates may at any time, however, transfer common units and subordinated units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Incentive Distribution Rights

        Our general partner or its affiliates or a subsequent holder may transfer the incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into such other entity or the transfer by such holder of all or substantially all of its assets, or all or substantially all of its equity interests, to another entity, without the prior approval of the unitholders; provided that the transferee agrees to be bound by the provisions of the partnership agreement. Prior to June 30, 2012, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after June 30, 2012, the incentive distribution rights will be freely transferable without unitholder approval.

Transfer of Ownership Interests in the General Partner

        At any time, stockholders of our general partner may sell or transfer all or part of their shares of stock in our general partner to an affiliate or a third party without the approval of the unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Pacific Energy GP, Inc. as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Limited Call Right

        If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; or

  •
  the current market price as of the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Tax Consequences — Disposition of Common Units."

Status as Limited Partner or Assignee

        Except as described under "Description of our Common Units — Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

        An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substitute limited partner at the written direction of the assignee. Please read "Description of our Common Units — Meetings; Voting." Transferees who do not execute and deliver a transfer application will not be treated as assignees or as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. Please read "Description of the Common Units — Transfer of Common Units."

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of a general partner or any departing general partner;

  •
  any person who is or was a member, partner, officer, director, employee, agent, fiduciary or trustee of our partnership or our subsidiaries, a general partner or any departing general partner or any affiliate of our partnership or our subsidiaries, a general partner or any departing general partner; or

  •
  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other necessary appropriate expenses allocable to us or otherwise reasonably incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Pacific Energy GP, Inc. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CASH DISTRIBUTIONS

Distributions of Available Cash

        General.    Within approximately 45 days after the end of each quarter, Pacific Energy Partners will distribute all available cash to unitholders of record on the applicable record date.

        Definition of Available Cash.    Available cash generally means, for each fiscal quarter:

  •
  all cash on hand at the end of the quarter; less

  •
  the amount of cash reserves that the general partner determines in its reasonable discretion is necessary or appropriate to:

  —
  provide for the proper conduct of our business;

  —
  comply with applicable law, any of our debt instruments, or other agreements; or

  —
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters; plus

  •
  all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

        Intent to Distribute the Minimum Quarterly Distribution.    We intend to distribute to holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.4625 per quarter, or $1.85 per year, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of fees and expenses, including reimbursements to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit facility.

Operating Surplus, Capital Surplus and Adjusted Operating Surplus

  General

        All cash distributed to unitholders will be characterized either as operating surplus or capital surplus. We distribute available cash from operating surplus differently than available cash from capital surplus.

  Definition of Operating Surplus

        For any period, operating surplus generally means:

  •
  our cash balance on the closing date of our initial public offering; plus

  •
  $15.0 million (as described below); plus

  •
  all of our cash receipts since the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

  •
  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for that quarter; less

  •
  all of our operating expenses since the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

  •
  the amount of cash reserves that the general partner deems necessary or advisable to provide funds for future operating expenditures.

  Definition of Capital Surplus

        Capital surplus will generally be generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

  Characterization of Cash Distributions

        We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus. As reflected above, operating surplus includes $15.0 million in addition to our cash balance on the closing date of our initial public offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand that is available for distribution to our unitholders. Rather this amount permits us, if we choose, to make limited distributions of cash from non-operating sources, such as assets sales, issuances of securities and long-term borrowings, which would otherwise be considered distributions of capital surplus. Any distributions of capital surplus would trigger certain adjustment provisions in our partnership agreement as described below. Please read "— Distributions From Capital Surplus" and "— Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels."

Subordination Period

  General

        During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.4625 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, to the extent we have sufficient cash from our operations after payment of fees and expenses, including payments to our general partner and establishment of cash reserves before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

  Definition of Subordination Period

        The subordination period will generally extend until the first day of any quarter beginning after June 30, 2007, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding the date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

  Early Conversion of Subordinated Units

        Prior to the end of the subordination period, 50% of the subordinated units, or up to 5,232,500 subordinated units, may convert into common units on a one-for-one basis immediately after the distribution of available cash to partners in respect of any quarter ending on or after:

  •
  June 30, 2005, with respect to 25% of the subordinated units; and

  •
  June 30, 2006, with respect to 25% of the subordinated units.

        The early conversions will occur if at the end of the applicable quarter each of the following three tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus generated during each of the three immediately preceding, non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        However, the early conversion of the subordinated units may not occur until at least one year following the early conversion of the subordinated units.

  Definition of Adjusted Operating Surplus

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

        Adjusted operating surplus for any period generally means:

  •
  operating surplus generated with respect to that period; less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

  Effect of Expiration of the Subordination Period

        Upon expiration of the subordination period, each outstanding subordinated unit will automatically convert into one common unit and will then participate, pro rata, with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into one common unit;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Distributions of Available Cash from Operating Surplus During the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  First, 98% to the common unitholders, pro rata, and 2% to the general partner until we have distributed for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to the general partner until we have distributed for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until we have distributed for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  Thereafter, in the manner described in "— Incentive Distribution Rights" below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to our general partner until we have distributed for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  Thereafter, in the manner described in "— Incentive Distribution Rights" below.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus, up to 48%, after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

        If for any quarter:

  •
  we have distributed available cash from operating surplus on each common unit and subordinated unit in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on each common unit and subordinated unit in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders, our general partner and the holders of the incentive distributions rights (if other than our general partner) in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder has received a total of $0.5125 per unit for that quarter (the "first target distribution");

  •
  Second, 85% to all unitholders, pro rata, and 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until each unitholder has received a total of $0.5875 per unit for that quarter (the "second target distribution");

  •
  Third, 75% to all unitholders, pro rata, and 23% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until each unitholder has received a total of $0.7000 per unit for that quarter (the "third target distribution"); and

  •
  Thereafter, 50% to all unitholders, pro rata, and 48% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner.

        In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

Percentage Allocations of Available Cash from Operating Surplus

        The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.4625	98%	2%
First Target Distribution	up to $0.5125	98%	2%
Second Target Distribution	above $0.5125 up to $0.5875	85%	15%
Third Target Distribution	above $0.5875 up to $0.7000	75%	25%
Thereafter	above $0.7000	50%	50%

Distributions from Capital Surplus

        We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to the general partner, until we have distributed for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we have distributed for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to the general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, we will adjust the following proportionately upward or downward, as appropriate, if any combination or subdivision of units should occur:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the unrecovered initial unit price;

  •
  the number of common units issuable during the subordination period without a unitholder vote; and

  •
  other amounts calculated on a per unit basis.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its level immediately prior to the two-for-one split. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of our partnership, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon liquidation of our partnership to enable the holder of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

  Manner of Adjustment for Gain

        The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain or unrealized gain attributable to assets distributed in kind, in the following manner:

  •
  First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each outstanding common unit is equal to the sum of:

  (1)
  the unrecovered initial unit price for that common unit; plus

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

  (3)
  any unpaid arrearages in payment of the minimum quarterly distribution on that common unit;

  •
  Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each outstanding subordinated unit is equal to the sum of:

  (1)
  the unrecovered initial unit price on that subordinated unit; plus

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  Fourth, 98% to all unitholders, pro rata, and 2% to our general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 98% to the unitholders, pro rata, and 2% to our general partner for each quarter of our existence;

  •
  Fifth, 85% to all unitholders, pro rata, and 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 85% to the unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner for each quarter of our existence;

  •
  Sixth, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that was distributed 75% to the unitholders, pro rata, and 23% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner for each quarter of our existence; and

  •
  Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

  Manner of Adjustment for Losses

        Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:

  •
  First, 98% to holders of subordinated units, pro rata, and 2% to our general partner, until the capital accounts of the holders of the subordinated units have been reduced to zero;

  •
  Second, 98% to the holders of common units, pro rata, and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  Thereafter, 100% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

  Adjustments to Capital Accounts Upon the Issuance of Additional Units

        We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized gain and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we would allocate gain or loss upon liquidation. If we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon liquidation in a manner which results, to the extent possible, in our general partner's capital account balance equaling the amount which it would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax consequences that we believe may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to United States federal income tax matters. If we offer and sell any debt securities, a description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering. This section is based on current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Pacific Energy Partners and the operating company, Pacific Energy Group LLC.

        This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts ("REITs") or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us and our general partner.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins, L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

  (1)
  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales");

  (2)
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read "— Disposition of Common Units — Allocations Between Transferors and Transferees"); and

  (3)
  whether our method for depreciating Section 743 adjustments is sustainable (please read "— Tax Consequences of Unit Ownership — Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to herein as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing of natural resources, including crude oil. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than approximately 3% of our current income does not constitute qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable authorities, Vinson & Elkins L.L.P. is of the opinion that more than 90% of our current gross income constitutes qualifying income.

        No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status or the status of the operating company for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based on the Internal Revenue Code, applicable regulations, published revenue rulings and court decisions and the representations set forth below, Pacific Energy Partners will be treated as a partnership and our operating company will be disregarded as an entity separate from Pacific Energy Partners for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on the following factual representations made by us and our general partner:

  (a)
  Neither Pacific Energy Partners nor our operating company has elected or will elect to be treated as an association or corporation; and

  (b)
  For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation would be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits; or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder's tax basis in his common units; or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that Pacific Energy Partners will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who become limited partners of Pacific Energy Partners will be treated as partners of Pacific Energy Partners for federal income tax purposes. Also:

  (a)
  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

  (b)
  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Pacific Energy Partners for federal income tax purposes.

        As there is no direct authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales." Income, gain, loss, or deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Pacific Energy Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-through of Taxable Income

        We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his share of Pacific Energy Partners' income, gain, loss and deduction for the taxable year of Pacific Energy Partners ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of those common units, taxable in accordance with the rules described under "— Disposition of Common Units" below. To the extent that cash distributions made by us cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "— Limitations on Deductibility of Losses."

        Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

  Basis of Common Units

        A unitholder's initial tax basis for his common units generally will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis generally will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder generally will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "— Disposition of Common Units — Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment, or any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Similarly, a unitholder's share of our net income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  our interest expense attributable to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

        Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units and not to the subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss for the entire year, that amount of loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and then to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder who purchases common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "— Tax Consequences of Unit Ownership — Section 754 Election" and "— Disposition of Common Units — Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  •
  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "— Disposition of Common Units — Recognition of Gain or Loss."

  Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        In general, the highest effective federal income tax rate for individuals currently is 35% and the maximum federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

  Section 754 Election

        We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. That election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us, and it belongs only to the purchaser and not to other unitholders. Please also read, however, "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction." For purposes of this discussion, a unitholder's inside basis in our assets has two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury regulations. Please read "— Tax Treatment of Operations — Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "— Tax Treatment of Operations — Uniformity of Units."

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "— Disposition of Common Units — Allocations Between Transferors and Transferees."

  Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our general partner, its affiliates and our other unitholders as of that time. Please read "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction" and "— Disposition of Common Units — Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our non-recourse liabilities. Because the amount realized includes a unitholder's share of our non-recourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. A portion of this gain or loss, which may be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or "inventory items" that we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and those Treasury regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A purchaser of units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to notify us of a purchase may lead to the imposition of substantial penalties.

  Constructive Termination

        We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "— Tax Consequences of Unit Ownership — Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. Please read "— Tax Consequences of Unit Ownership — Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "— Disposition of Common Units — Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will constitute that type of income.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective rate applicable to individuals, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement appoints the general partner as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (a)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (b)
  whether the beneficial owner is

  (1)
  a person that is not a United States person,

  (2)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

  (3)
  a tax-exempt entity;

  (c)
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  (d)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Registration as a Tax Shelter

        The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, we have registered as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties that might be imposed if registration were required and not undertaken. Our tax shelter registration number is 02212000004.

        Issuance of this registration number does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

        A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the tax shelter registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the tax shelter registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is reported. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

  Accuracy-Related Penalties

        A penalty in an amount equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  (1)
  for which there is, or was, "substantial authority," or

  (2)
  as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in the kind of an "understatement" for which no "substantial authority" exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return. In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

        In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in California, Montana, Wyoming, Utah and Colorado. Of these states, only Wyoming does not currently impose a personal income tax. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "— Tax Consequences of Unit Ownership — Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. Please read "Material Tax Consequences — Tax-Exempt Organizations and Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of limited partnership units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities — i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "Operating Partnership" — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by our general partner, its affiliates and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

        Plan fiduciaries contemplating a purchase of limited partnership units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

SELLING UNITHOLDER

        In addition to securities that may be offered by Pacific Energy Partners or Pacific Energy Group LLC, this prospectus covers the offering for resale of up to 1,865,000 common units by Pacific Energy GP, Inc., our general partner. Philip F. Anschutz owns 100% of Anschutz Company, which is the 100% owner of The Anschutz Corporation. Our general partner is 100% owned by The Anschutz Corporation. Mr. Anschutz may therefore be deemed to beneficially own the units held by our general partner.

        The applicable prospectus supplement will set forth, with respect to the selling unitholder:

  •
  the name of the selling unitholder;

  •
  the nature of the position, office or other material relationship which the selling unitholder will have had within the prior three years with us or any of our affiliates;

  •
  the number of common units owned by the selling unitholder prior to the offering;

  •
  the number of common units to be offered for the selling unitholder's account; and

  •
  the amount and (if one percent or more) the percentage of common units to be owned by the selling unitholder after the completion of the offering.

Pursuant to our partnership agreement, all expenses incurred, excluding underwriting discounts and commission, with the registration of the common units owned by the selling unitholder will be borne by us.

PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby:

  •
  directly to purchasers;

  •
  through agents;

  •
  through underwriters; and

  •
  through dealers.

        We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

        The aggregate maximum compensation that members of the NASD or independent broker-dealers will receive in connection with the sale of any securities pursuant to this registration statement will not be greater than 7% of the gross proceeds of such sale.

        Because the NASD views our common units as interests in a direct participation program, any offering of common units pursuant to this registration statement will be made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

LEGAL MATTERS

        Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P., New York, New York, as our counsel. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

        The consolidated financial statements of Pacific Energy Partners, L.P. as of December 31, 2002 and for the year then ended, incorporated by reference herein, and the balance sheet of Pacific Energy GP, Inc. as of December 31, 2002, incorporated by reference herein, have been incorporated by reference in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Pacific Energy Partners, L.P.

4,550,000 Common Units
Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

September 8, 2005

Joint Book-Running Managers

LEHMAN BROTHERS

CITIGROUP

UBS INVESTMENT BANK

WACHOVIA SECURITIES

A.G. EDWARDS

RBC CAPITAL MARKETS

RAYMOND JAMES

KEYBANC CAPITAL MARKETS